UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Becton, Dickinson and Company
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Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417-1880

www.bd.com

December 19, 2013

Dear Fellow Shareholders:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) to be held at 1:00 p.m. EST on Tuesday, January 28, 2014 at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York.

The notice of meeting and proxy statement describe the matters to be acted upon at the meeting. We also will report on matters of interest to BD shareholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy on the Internet or by telephone, or by completing and mailing the enclosed proxy card in the return envelope provided. You may also vote in person at the Annual Meeting.

Thank you for your continued support of BD.

Sincerely,

Vincent A. Forlenza
Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417-1880

December 19, 2013

The 2014 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) will be held as follows:

DATE:	Tuesday, January 28, 2014
TIME:	1:00 p.m. EST
LOCATION:	Four Seasons Hotel New York 57 East 57th Street New York, New York
PURPOSE:	To consider and act upon the following proposals:
1. The election as directors of the fourteen nominees named in the attached proxy statement for a one-year term;
2. The ratification of the selection of the independent registered public accounting firm;
3. An advisory vote to approve named executive officer compensation;
4. Approval of material terms of performance goals under BD’s 2004 Employee and Director Equity-Based Compensation Plan;
5. Approval of material terms of performance goals under BD’s Performance Incentive Plan;
6. A shareholder proposal regarding an independent Board Chair; and
7. Such other business as may properly come before the meeting.

Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by properly executed proxies that do not provide specific voting instructions will be voted in accordance with the recommendations of BD’s Board of Directors set forth in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Shareholders to be held on January 28, 2014. BD’s proxy statement and 2013 Annual Report, which includes BD’s consolidated financial statements, are available at www.bd.com/investors/.

Shareholders of record at the close of business on December 10, 2013 will be entitled to attend and vote at the meeting.

By order of the Board of Directors,

Gary DeFazio
Vice President and Corporate Secretary

It is important that your shares be represented and voted,

whether or not you plan to attend the meeting.

YOU CAN VOTE BY PROXY OR SUBMIT VOTING INSTRUCTIONS IN

ONE OF THREE WAYS:

1.	VIA THE INTERNET:

Visit the website noted on your proxy/voting instruction card.

2.	BY TELEPHONE:

Use the telephone number noted on your proxy/voting instruction card.

3.	BY MAIL:

Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

PROXY STATEMENT

2014 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, January 28, 2014

BECTON, DICKINSON AND COMPANY

1 Becton Drive

Franklin Lakes, New Jersey 07417-1880

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to shareholders of Becton, Dickinson and Company (“BD”) on or about December 19, 2013 in connection with the solicitation of proxies by the Board of Directors for BD’s 2014 Annual Meeting of Shareholders to be held at 1:00 p.m. EST on Tuesday, January 28, 2014 at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York. Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Shareholders to be held on January 28, 2014. This proxy statement and BD’s 2013 Annual Report to Shareholders are also available at www.bd.com/investors/.

Directors, officers and other BD associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. BD has retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee not to exceed $25,000 plus expenses. The cost of soliciting proxies will be borne by BD.

Shareholders Entitled to Vote; Attendance at the Meeting

Shareholders of record at the close of business on December 10, 2013 are entitled to notice of, and to vote at, the meeting. As of such date, there were 193,977,072 shares of BD common stock outstanding, each entitled to one vote.

If your shares are held in the name of a bank, broker or other nominee (also known as shares held in “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as a bank or brokerage account statement, to be admitted. BD also may request appropriate identification as a condition of admission.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Directors are elected by a majority of the votes cast at the meeting (Proposal 1). If an incumbent director does not receive the requisite vote, he or she must tender his or her resignation, and the Board will decide whether to accept the resignation in accordance with the process described later in this proxy statement.

Approval of Proposals 2, 3, 4, 5 and 6 requires the affirmative vote of a majority of the votes cast at the meeting. Under New Jersey law, abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners will not be counted as votes cast, and, accordingly, will have no effect on the outcome of the vote for any of the proposals. Proposal 2 is a “discretionary item”, and New York Stock Exchange (“NYSE”) member brokers that do not receive instructions on how to vote from beneficial owners may cast those votes in their discretion on Proposal 2.

How to Vote

Shareholders of record may cast their votes at the meeting. In addition, shareholders of record may cast their votes by proxy, and participants in the BD plans described below may submit their voting instructions, by:

•	using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);

•	using the telephone number listed on the proxy card; or

•	signing, completing and returning the proxy card in the enclosed postage-paid envelope.

Votes cast through the Internet and telephone votes are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy, and the various plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the proxy card. If you vote through the Internet or by telephone, you do not need to return your proxy card. In order to be timely processed, voting instructions submitted by participants in BD’s Global Share Investment Program (“GSIP”) must be received by 12:00 p.m. EST on January 22, 2014, and voting instructions submitted by participants in all other BD plans must be received by 12:00 p.m. EST on January 24, 2014. All proxies submitted by record holders through the Internet or by telephone must be received by 11:00 a.m. EST on January 28, 2014.

If you are the beneficial owner of shares held in “street name”, you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a valid proxy from your bank, broker or other nominee and present it at the meeting.

Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by properly executed proxies that do not specify voting instructions will be voted in accordance with the recommendations of the Board of Directors set forth in this proxy statement.

Savings Incentive Plan (“SIP”)

Participants in SIP, BD’s 401(k) plan, are named fiduciaries. As named fiduciaries, they may instruct the SIP trustee how to vote the shares of BD common stock allocated to their SIP accounts. Shares for which no voting instructions have been received by the SIP trustee will be voted in the same proportion as those shares for which timely instructions have been received.

Participants in Other Plans

Participants in BD’s Deferred Compensation and Retirement Benefit Restoration Plan (the “Restoration Plan”), the 1996 Directors’ Deferral Plan (the “Directors Deferral Plan”), and GSIP (if so provided under the terms of the local country GSIP plan) may provide voting instructions for all shares of BD common stock allocated to their plan accounts. The trustees of these plans will vote the plan shares for which they do not receive instructions in the same proportion as the plan shares for which they do receive instructions.

Proxies representing shares of BD common stock held of record also will serve as proxies for shares held under the Direct Stock Purchase Plan sponsored and administered by Computershare Trust Company, N.A. and any shares of BD common stock allocated to participants’ accounts under the plans mentioned above, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

Revocation of Proxies or Change of Instructions

A proxy given by a shareholder of record may be revoked or changed at any time before it is voted by:

•	sending written notice of revocation to the Corporate Secretary of BD at the address set forth above or delivering such notice at the meeting,

•	delivering a proxy (by one of the methods described above under the heading “How to Vote”) bearing a later date, or

•	voting in person at the meeting.

Participants in the plans described above may change their voting instructions by delivering new voting instructions by one of the methods described above under the heading “How to Vote.”

If you are the beneficial owner of shares held in “street name”, you may submit new voting instructions in the manner provided by your bank, broker or other nominee, or you may vote in person at the meeting in the manner described above under the heading “How to Vote.”

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy card will vote on such matters in accordance with their best judgment.

OWNERSHIP OF BD COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth as of September 30, 2013, information concerning those persons known to BD to be the beneficial owner of more than 5% of BD’s outstanding common stock. This information is as reported by such persons in their filings with the Securities and Exchange Commission (“SEC”).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Street Corporation State Street Bank and Trust Company, Trustee State Street Financial Center One Lincoln Street Boston, MA 02111	12,644,396	(1)	6.5%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	10,896,421	(2)	5.6%

(1)	The owner has shared investment power with respect to all of these shares and sole voting power with respect to 12,529,483 shares.
(2)	The owner has shared investment power with respect to 305,644 shares, sole investment power with respect to 10,590,777 shares, and sole voting power with respect to 329,240 shares.

Securities Owned by Directors and Management

The following table sets forth as of December 1, 2013 information concerning the beneficial ownership of BD common stock by (i) each director, (ii) the executive officers named in the Summary Compensation Table on page 39, and (iii) all nominees for director and executive officers as a group. In general, “beneficial ownership” includes those shares that a director or executive officer has the sole or shared power to vote or transfer, including shares that may be acquired under outstanding equity compensation awards or otherwise within 60 days.

Except as indicated in the footnotes to the table, each person has the sole power to vote and transfer the shares he or she beneficially owns. BD has a policy that prohibits directors and employees from pledging BD shares or engaging in transactions that are intended to hedge against the economic risk of owning BD shares. None of BD’s directors or executive officers has pledged or hedged against any of the shares listed.

BD COMMON STOCK

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Basil L. Anderson	23,833	*
Henry P. Becton, Jr.(2)	271,629	*
Catherine M. Burzik	2,049	*
Gary M. Cohen	245,137	*
Edward F. DeGraan	31,144	*
Vincent A. Forlenza	910,644	*
Claire M. Fraser	14,031	*
Christopher Jones	10,349	*
William A. Kozy	497,383	*
Marshall O. Larsen	15,084	*
Adel A.F. Mahmoud	14,151	*
Gary A. Mecklenburg	24,144	*
James F. Orr	31,360	*
Willard J. Overlock, Jr.	51,496	*
Christopher R. Reidy(3)	0	*
Rebecca W. Rimel	3,478	*
Bertram L. Scott	32,393	*
Jeffrey S. Sherman	256,279	*
Alfred Sommer	32,506	*
Directors and executive officers as a group (25 persons)	2,724,070	1.4%

*	Represents less than 1% of the outstanding BD common stock.
(1)	Includes shares held directly, and, with respect to executive officers, indirect interests in BD common stock held under the SIP and Restoration Plan, and, with respect to the non-management directors, indirect interests in BD common stock held under the Directors’ Deferral Plan. Additional information on certain of these plans appears on pages 62-63. Includes shares under outstanding stock appreciation rights and restricted stock units that executive officers may acquire within 60 days, as follows: Mr. Cohen, 171,125 shares; Mr. Forlenza, 831,444 shares; Mr. Kozy, 441,446 shares; and Mr. Sherman, 240,210 shares. Also includes, with respect to each non-management director, shares issuable under restricted stock units upon the director’s termination of service on the Board as follows: Mr. Anderson, 17,581 shares; Mr. Becton, 18,998 shares; Ms. Burzik, 2,049 shares; Mr. DeGraan, 18,998 shares; Dr. Fraser, 14,031 shares; Mr. Jones, 7,388 shares; Mr. Larsen, 12,258 shares; Dr. Mahmoud, 14,031 shares; Mr. Mecklenburg, 17,581 shares; Mr. Orr, 18,998 shares; Mr. Overlock, 18,998 shares; Ms. Rimel, 3,206 shares; Mr. Scott, 18,998 shares; and Dr. Sommer, 18,998 shares.
(2)	Includes 226,802 shares held by trusts of which Mr. Becton is a co-trustee with shared investment and voting power or held by a limited liability company owned by one of such trusts. Does not include 37,166 shares owned by Mr. Becton’s spouse, or 109,012 shares held in trusts for the benefit of his children, and as to each of which he disclaims beneficial ownership.
(3)	Mr. Reidy joined BD in July 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires BD’s directors and executive officers to file initial reports of their ownership of BD’s equity securities and reports of changes in such ownership with the SEC and the NYSE. Directors and executive officers are required by SEC regulations to furnish BD with copies of all Section 16(a) forms they file with respect to BD securities. Based solely on a review of copies of such forms and written representations from BD’s directors and executive officers, BD believes that, for the period from October 1, 2012 through September 30, 2013, all of its directors and executive officers were in compliance with the reporting requirements of Section 16(a), except that a report regarding Ellen R. Strahlman’s sign-on equity grant, and a report for one transaction by Stephen Sichak, were inadvertently filed late.

Proposal 1.	ELECTION OF DIRECTORS

Members of our Board of Directors are elected to serve a term of one year and until their successors have been elected and qualified. All of the nominees for director have consented to being named in this proxy statement and to serve if elected. Each of the nominees is a current member of BD’s Board. Dr. Adel A.F. Mahmoud, who has reached the mandatory retirement age under BD’s Corporate Governance Principles, will retire as a member of the Board effective at the Annual Meeting. BD does not know of any reason why any nominee would be unable to serve as director. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may nominate, or the size of the Board may be reduced.

BD directors have a variety of backgrounds, which reflects the Board’s continuing efforts to achieve a diversity of viewpoint, experience, knowledge, ethnicity and gender. As more fully discussed below, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, prominence and reputation in their fields, global business perspective and commitment to strong corporate citizenship. They must also have experience and ability that is relevant to the Board’s oversight role with respect to BD’s business and affairs. Each nominee’s biography includes the particular experience and qualifications that led the Board to conclude that the nominee should serve on the Board.

NOMINEES FOR DIRECTOR

Basil L. Anderson, 68, has been a director since 2004. From 2001 until his retirement in 2006, he served as Vice Chairman of Staples, Inc., a supplier of office products. Prior thereto, he was Executive Vice President – Finance and Chief Financial Officer of Campbell Soup Company. Mr. Anderson also is a director of Hasbro, Inc., Moody’s Corporation and Staples, Inc. He was formerly a director of CRA International, Inc.

Mr. Anderson has an extensive business and financial background as both an operating executive and as a chief financial officer of a major multinational public company. His experience includes strategic, business and financial planning and operations; international operations; and service as a director for public companies in different industries.

Henry P. Becton, Jr., 70, has been a director since 1987. Since 2007, he has served as Vice Chairman of the WGBH Educational Foundation, a producer and broadcaster of public television, radio and Internet programs, and other educational media materials. He served as President of WGBH Educational Foundation from 1984 to 2007. Mr. Becton also serves as Lead Director of the Belo Corporation, a director of Public Radio International, and a director/trustee of various DWS mutual funds. He was formerly a director of the PBS Foundation.

Mr. Becton possesses a broad range of operational, financial and corporate governance experience developed through his professional and board-related activities in a variety of contexts. This broad background is coupled with Mr. Becton’s extensive knowledge of BD, which provides him with a unique perspective on BD.

Catherine M. Burzik, 63, served as President and Chief Executive Officer of Kinetic Concepts, Inc., a medical device company specializing in the fields of wound care and regenerative medicine, from 2006 until January 2012 when the company was taken private. Ms. Burzik currently serves as Chair of the Board of Directors of the American College of Wound Healing and Tissue Repair, is a member of the San Antonio Branch of the Dallas Federal Reserve Board, and is a general partner of Targeted Technology Fund II, LP. Previously, Ms. Burzik served as President of Applied Biosystems and as President of Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company, and held senior executive roles at Eastman Kodak Company. Ms. Burzik was formerly a director of Allscripts Healthcare Solutions, Inc. and VitaPath Genetics, Inc.

Ms. Burzik is a seasoned executive in the healthcare industry, having led major medical device, diagnostic, diagnostic imaging and life sciences businesses. She contributes strong strategic and leadership expertise, and extensive knowledge of the global healthcare field.

Edward F. DeGraan, 70, has been a director since 2003. In 2006, he retired as Vice Chairman – Gillette of the Procter & Gamble Company, a manufacturer of consumer products. Prior thereto, he was Vice Chairman of The Gillette Company, and served as its President and Chief Operating Officer from 2000 until 2003. He also served as Acting Chief Executive Officer of Gillette from October 2000 to February 2001. Mr. DeGraan also is a director of Amica Mutual Insurance Company and a Senior Advisor of Centerview Partners, L.P.

Mr. DeGraan brings extensive operational, manufacturing and executive experience in a consumer industry with a strong manufacturing base. He possesses a broad background in strategic, business and financial planning and operations, deepened by his global perspective developed through his long tenure with a multinational company.

Vincent A. Forlenza, 60, has been a director since October 2011, and became BD’s Chairman in July 2012. He was elected BD’s Chief Executive Officer in October 2011 and has served as its President since January 2009. He also served as BD’s Chief Operating Officer from July 2010 to October 2011, and prior thereto, served as Executive Vice President.

Mr. Forlenza has been with BD for over 30 years in a number of different capacities, including strategic planning, marketing, general management in all three of BD’s segments, and overseas roles. Mr. Forlenza brings to the Board extensive business and industry experience, and provides the Board with a unique perspective on BD’s strategy and operations, particularly in the area of new product development.

Claire M. Fraser, Ph.D., 58, has been a director since 2006. Since 2007, she has been Director of the Institute for Genome Sciences and a Professor of Medicine at the University of Maryland School of Medicine in Baltimore, Maryland. From 1998 to 2007, she served as President and Director of The Institute for Genomic Research, a not-for-profit center dedicated to deciphering and analyzing genomes. Dr. Fraser also serves on the Board of the American Association for the Advancement of Science.

Dr. Fraser is a prominent scientist with a strong background in infectious diseases and molecular diagnostics, including the development of novel diagnostics and vaccines. She also brings considerable managerial experience in her field.

Christopher Jones, 58, has been a director since 2010. Mr. Jones retired in 2001 as Chief Executive Officer of JWT Worldwide (previously known as J. Walter Thompson), an international marketing firm. Since 2002, Mr. Jones has been Operating Partner and director at Motion Equity Partners (formerly Cognetas LLP), a pan-European private equity firm. He has been the non-executive Chairman of Results International Group since 2002. He also is Chairman of the Board of The Pavilion Clinic and a member of the Health Advisory Board of The Johns Hopkins University Bloomberg School of Public Health.

Mr. Jones contributes an important international perspective based on his distinguished career as a marketing leader and head of a global marketing firm. He offers substantial marketing, strategic and managerial expertise derived from his broad range of activities in the field.

Marshall O. Larsen, 65, has been a director since 2007. Mr. Larsen retired in 2012 as Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry. Mr. Larsen also is a director of Lowe’s Companies, Inc., United Technologies Corporation and the Federal Reserve Bank of Richmond.

As a veteran chief executive officer of a public company, Mr. Larsen offers the valuable perspective of an individual with highly-developed executive leadership and financial and strategic management skills in a global manufacturing company. These qualities reflect considerable domestic and international business and financial experience.

Gary A. Mecklenburg, 67, has been a director since 2004. In 2006, he retired as President and Chief Executive Officer of Northwestern Memorial HealthCare, the parent corporation of Northwestern Memorial Hospital, a position he had held since 1986. He also served as President of Northwestern Memorial Hospital from 1985 to 2002. He is currently an Executive Partner of Waud Capital Partners, L.L.C., a private equity investment firm. Mr. Mecklenburg is also a director of LHP Hospital Partners, Inc., and was formerly a director of Acadia Healthcare Company, Inc.

Mr. Mecklenburg’s long tenure in hospital administration affords him a broad perspective on the many facets of the delivery of healthcare and a deep knowledge of healthcare financing and administration. As the former leader of a major teaching hospital, Mr. Mecklenburg possesses strong executive management, financial, strategic and operational knowledge as applied in a healthcare setting.

James F. Orr, 68, has been a director since 2000. In 2007, he retired as Chairman of the Board of Convergys Corporation, a provider of customer management, employee care and outsourced billing services, a position he had held since 2000. He also served as Convergys’ Chief Executive Officer from 1998 until his retirement in 2007. Mr. Orr also is a director of Ohio National Financial Services, Inc.

Mr. Orr contributes the important insights of a former chief executive officer of a public company. His background reflects extensive managerial, strategic, operational and financial experience from the perspective of a service industry. He also possesses a depth of understanding of corporate governance and enterprise risk management.

Willard J. Overlock, Jr., 67, has been a director since 1999. He retired in 1996 as a partner in Goldman, Sachs & Co., where he served as a member of its Management Committee, and retains the title of Senior Director to The Goldman Sachs Group, Inc. Mr. Overlock also is a trustee of Rockefeller University and a member of the Board of Directors of The Albert and Mary Lasker Foundation.

Mr. Overlock has broad financial and investment banking experience based on his senior leadership roles in these areas. He contributes financial and transactional expertise and acumen in mergers and acquisitions and complex financial transactions.

Rebecca W. Rimel, 62, has been a director since July 2012. Since 1994, she has served as President and Chief Executive Officer of The Pew Charitable Trusts, a public charity that provides grants to improve public policy and support community service. Ms. Rimel previously served as Assistant Professor in the Department of Neurosurgery at the University of Virginia Hospital and also as Head Nurse of its medical center emergency department. Ms. Rimel also is a director of BioTelemetry, Inc. (formerly CardioNet, Inc.) and a director/trustee of various DWS mutual funds.

Ms. Rimel brings executive leadership and extensive experience in public policy and advocacy, particularly in the area of healthcare. She also offers the perspective of someone with a strong background in the healthcare field.

Bertram L. Scott, 62, has been a director since 2002. Mr. Scott is the President and Chief Executive Officer of Affinity Health Plan. He previously served as President, U.S. Commercial of CIGNA Corporation from June 2010 to December 2011. Prior thereto, Mr. Scott served as Executive Vice President of TIAA-CREF from 2000 to 2010 and as President and Chief Executive Officer of TIAA-CREF Life Insurance Company from 2000 to 2007. Mr. Scott also is a director of AXA Financial, Inc.

Mr. Scott possesses strong strategic, operational and financial experience from the variety of executive roles in which he has served during his career. He brings experience in corporate governance and business expertise in the insurance and healthcare fields.

Alfred Sommer, M.D., M.H.S., 71, has been a director since 1998. He is Professor of International Health, Epidemiology, and Ophthalmology at The Johns Hopkins University (“JHU”) Bloomberg School of Public Health (the “Bloomberg School”) and the JHU School of Medicine, positions he has held since 1986. He is Dean Emeritus of the Bloomberg School, having served as Dean from 1990 to 2005. He is a member of the National Academy of Sciences and the Institute of Medicine. He is a recipient of the Albert Lasker Award for Medical Research. Dr. Sommer also is a director of T. Rowe Price Group, Inc., and Chairman of the Board of Directors of The Albert and Mary Lasker Foundation.

Dr. Sommer is a renowned clinician, researcher and academic administrator with substantial and broad experience in medicine and the public health field, and has valuable board experience in the for-profit and nonprofit realms. These attributes enable him to offer deep insights into global healthcare issues and medical technology.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS

The Board and Committees of the Board

BD is governed by a Board of Directors that currently consists of 15 members, 14 of whom have been determined by the Board to be independent. The Board has established four operating committees (the “Committees”): the Audit Committee; the Compensation and Benefits Committee (the “Compensation Committee”); the Corporate Governance and Nominating Committee (the “Governance Committee”); and the Science, Marketing, Innovation and Technology Committee. These Committees meet regularly. The Board has also established an Executive Committee that meets only as needed.

The Board has adopted written charters for each of the Committees that are posted on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of these charters, BD’s 2013 Annual Report on Form 10-K, and BD’s reports and statements filed with or furnished to the SEC, may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone 201-847-6800.

Committee Membership and Function

Set forth below is a summary description of each of the Committees.

AUDIT COMMITTEE

Function

•	Retains and reviews the qualifications, independence and performance of BD’s registered public accounting firm (the “independent auditors”).

•

Reviews BD’s public financial disclosures and financial statements, and its accounting principles, policies and practices; the scope and results of the annual audit by the independent auditors; BD’s internal audit process; and the effectiveness of BD’s internal control over financial reporting.

•	Reviews BD’s guidelines and policies relating to enterprise risk assessment and risk management, and management’s plan for risk mitigation or remediation.

•	Oversees BD’s ethics and enterprise compliance practices.

•	Reviews financial strategies regarding currency, interest rates and use of derivatives, and reviews BD’s insurance program.

•	Functions as a qualified legal compliance committee, if necessary.

Members	Basil L. Anderson—Chair Catherine M. Burzik Christopher Jones Marshall O. Larsen Gary A. Mecklenburg James F. Orr Rebecca W. Rimel Bertram L. Scott

The Board has determined that the members of the Audit Committee meet the independence and financial literacy requirements of the NYSE for audit committee members. The Board also has determined that each of Messrs. Anderson, Larsen, Orr and Scott and Ms. Burzik qualifies as an “audit committee financial expert” under the rules of the SEC.

COMPENSATION AND BENEFITS COMMITTEE

Function

•

Reviews BD’s compensation and benefits policies, recommends the compensation of BD’s Chief Executive Officer (“CEO”) to the independent members of the Board for their approval, and approves the compensation of BD’s other executive officers.

•	Approves all employment, severance and change of control agreements of BD with executive officers.

•	Serves as the granting and administrative committee for BD’s equity compensation plans.

•	Oversees certain other BD benefit plans.

Members	Edward F. DeGraan—Chair Basil L. Anderson Marshall O. Larsen James F. Orr Willard J. Overlock, Jr. Bertram L. Scott

The Board has determined that each member of the Compensation Committee meets the independence requirements of the NYSE for compensation committee members.

Procedure for Determining Executive Compensation

The Compensation Committee oversees the compensation program for the named executive officers listed in the Summary Compensation Table on page 39 and for BD’s other executive officers. The Compensation Committee recommends compensation actions regarding the CEO to the other independent directors and has the authority to take compensation actions with respect to BD’s other executive officers. The Compensation Committee may not delegate these responsibilities to another Committee, an individual director or members of management.

Role of Management

The Compensation Committee’s meetings are typically attended by BD’s CEO, Senior Vice President—Human Resources and others who support the Compensation Committee in fulfilling its responsibilities. The Compensation Committee considers management’s views relating to compensation matters, including the performance metrics and targets for BD’s performance-based compensation. Management also provides information (which is reviewed by our Internal Audit department) to assist the Compensation Committee in determining the extent to which performance targets have been achieved. This includes any recommended adjustments to BD’s operating results when assessing BD’s performance. The CEO and Senior Vice President—Human Resources also work with the Compensation Committee chair in establishing meeting agendas.

The Compensation Committee meets in executive session with no members of management present for part of each of its regular meetings. The Compensation Committee also meets in executive session when considering compensation decisions regarding our executive officers.

Role of the Independent Consultant

The Compensation Committee is also assisted in fulfilling its responsibilities by its independent consultant, Pay Governance LLC (“Pay Governance”). Pay Governance is engaged by, and reports directly to, the Compensation Committee. The Compensation Committee is not aware of any conflict of interest on the part of Pay Governance or any factor that would otherwise impair the independence of Pay Governance relating to the services performed by Pay Governance for the Compensation Committee. During fiscal year 2013, Pay Governance was not engaged to perform any services for BD or BD’s management. The Compensation

Committee has adopted a policy prohibiting Pay Governance from providing any services to BD or BD’s management without the Compensation Committee’s prior approval, and has expressed its intention that such approval will be given only in exceptional cases. No other consultant was used by the Compensation Committee with respect to the 2013 compensation of BD’s executive officers.

Pay Governance reviews all materials prepared for the Compensation Committee by management, prepares additional materials as may be requested by the Compensation Committee, and attends Compensation Committee meetings. In its advisory role, Pay Governance assists the Compensation Committee in the design and implementation of BD’s compensation program. This includes assisting the Compensation Committee in selecting the key elements to include in the program, the targeted payments for each element, and the establishment of performance targets. In particular with respect to 2013 compensation, Pay Governance assisted the Compensation Committee in its review of the performance metrics and targets under BD’s Performance Incentive Plan and performance-based equity compensation. This assistance included providing information on trends and best practices in the area of executive compensation and the compensation practices at peer companies. To assist it in developing recommendations to the Compensation Committee regarding the appropriate performance metrics under BD’s incentive compensation, BD management engaged Exequity as its advisor. Exequity advised BD management on a range of potential performance metrics and modeled payouts under various scenarios for different metrics and performance targets.

Pay Governance also provides market comparison data, which is one of the factors considered by the Compensation Committee in making compensation decisions, and makes recommendations to the Compensation Committee regarding the compensation of BD’s CEO. Pay Governance also conducts an annual review of the compensation practices of select peer companies. Based on this review, Pay Governance advises the Compensation Committee with respect to the competitiveness of BD’s compensation program in comparison to industry practices, and identifies any trends in executive compensation.

Setting Compensation

At the end of each fiscal year, the independent directors conduct a review of the CEO’s performance. At the following Board meeting, the independent directors set the compensation of the CEO after considering the results of the review, market comparison data and the recommendations of the Compensation Committee. Neither the CEO nor any other members of management are present during this session. The CEO does not play a role in determining or recommending his own compensation.

The Compensation Committee is responsible for determining the compensation of BD’s other executive officers. The CEO, in consultation with the Senior Vice President—Human Resources, reviews the performance of the other executive officers with the Compensation Committee and makes compensation recommendations for its consideration. The Compensation Committee determines the compensation for these executives, in consultation with Pay Governance, after considering the CEO’s recommendations and market comparison data regarding compensation levels among peer companies. All decisions regarding the compensation of BD’s other executive officers are made in executive session.

The Board has delegated responsibility for formulating recommendations regarding non-management director compensation to the Governance Committee, which is discussed below.

SCIENCE, MARKETING, INNOVATION AND TECHNOLOGY COMMITTEE

Function

•	Oversees BD’s research and development activities.

•	Oversees BD’s strategic marketing activities as they relate to BD’s innovation agenda.

•	Oversees BD’s policies, practices and procedures relating to regulatory compliance and product quality and safety.

Members

Alfred Sommer—Chair

Henry P. Becton, Jr.

Catherine M. Burzik

Claire M. Fraser

Christopher Jones

Adel A.F. Mahmoud

Gary A. Mecklenburg

Rebecca W. Rimel

Following the Annual Meeting, this Committee will be chaired by Claire M. Fraser.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Function

•	Identifies and recommends candidates for election to the Board.

•	Reviews the composition, structure and function of the Board and its Committees, as well as the performance and compensation of non-management directors.

•	Monitors BD’s corporate governance and Board practices, and oversees the Board’s self-evaluation process.

•

Oversees BD’s policies, practices and procedures impacting BD’s image, reputation and corporate responsibility, including, without limitation, communications with BD’s key stakeholders, community relations, and public policy and government relations activities.

Members	Henry P. Becton, Jr.—Chair Edward F. DeGraan Claire M. Fraser Adel A.F. Mahmoud Willard J. Overlock, Jr. Alfred Sommer Following the Annual Meeting, this Committee will be chaired by Alfred Sommer.

The Board has determined that each member of the Governance Committee meets the independence requirements of the NYSE. As stated above, the Governance Committee reviews the compensation program for the non-management directors and makes recommendations to the Board regarding their compensation, and may not delegate these responsibilities to another Committee, an individual director or members of management. The Governance Committee has retained Pay Governance as an independent consultant for this purpose. Pay Governance’s responsibilities include providing market comparison data on non-management director compensation at peer companies, tracking trends in non-management director compensation practices, and advising the Governance Committee regarding the components and levels of non-management director compensation. The Governance Committee is not aware of any conflict of interest on the part of Pay Governance arising from these services or any other factor that would impair Pay Governance’s independence. Executive officers do not play any role in either determining or recommending non-management director compensation.

Board, Committee and Annual Meeting Attendance

The Board and its Committees held the following number of meetings during fiscal year 2013:

Board	8
Audit Committee	11
Compensation Committee	6
Governance Committee	5
Science, Marketing, Innovation and Technology Committee	5

The Executive Committee did not meet during fiscal year 2013.

Each director attended 75% or more of the total number of meetings of the Board and the Committees on which he or she served during fiscal year 2013. BD’s non-management directors met in executive session at each of the Board meetings held during fiscal year 2013.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Shareholders in the absence of a scheduling conflict or other valid reason. All of the directors attended BD’s 2013 Annual Meeting of Shareholders.

Non-Management Directors’ Compensation

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. The key elements of BD’s non-management director compensation are a cash retainer, equity compensation, Committee chair fees and Lead Director fees. Of the base compensation paid to the non-management directors (which does not include Committee chair and Lead Director fees), approximately two-thirds currently is equity-based compensation that directors are required to retain until they complete their service on the Board. See “Corporate Governance—Significant Governance Practices—Equity Ownership by Directors” on page 19. This retention feature serves to better align the interests of the directors and BD shareholders and ensure compliance with the director share ownership guidelines. Mr. Forlenza does not receive compensation related to his service as a director.

Cash Retainer

Each non-management director currently receives an annual cash retainer of $81,000 for services as a director. Directors do not receive meeting attendance fees.

Equity-Based Compensation

Each non-management director elected at an Annual Meeting of Shareholders is granted restricted stock units then valued at $162,000 (using the same methodology used to value awards made to executive officers). Directors newly elected to the Board receive a restricted stock unit grant that is prorated from the effective date of their election to the next Annual Meeting of Shareholders. The shares of BD common stock underlying the restricted stock units are not issuable until a director’s separation from the Board.

Committee Chair/Lead Director Fees

An annual fee of $10,000 is paid to each Committee chair, except that the fee for the Audit Committee chair is $15,000 in recognition of the Audit Committee’s responsibilities. An annual fee of $25,000 is paid to the Lead Director. No fee is paid to the chair of the Executive Committee.

Other Arrangements

BD reimburses non-management directors for travel and other business expenses incurred in the performance of their services for BD. Directors may travel on BD aircraft in connection with such activities, and, on limited occasions, spouses of directors have joined them on such flights. Per SEC rule, no compensation is attributed to the directors for these flights in the table below, since the aggregate incremental costs of spousal travel were minimal. Directors are also reimbursed for attending director education courses. BD occasionally invites spouses of directors to Board-related business events, for which they are reimbursed their travel expenses.

Directors are eligible, on the same basis as BD associates, to participate in BD’s Matching Gift Program, pursuant to which BD matches contributions made to qualifying nonprofit organizations. The aggregate annual limit per participant is $5,000.

The following table sets forth the compensation received by BD’s non-management directors during fiscal year 2013.

Fiscal Year 2013 Non-Management Directors’ Compensation

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(3)	All Other Compensation($)(4)	Total($)
Basil L. Anderson	96,000	169,150		—	—	$265,150
Henry P. Becton, Jr.	116,000	169,150		608	—	285,758
Catherine M. Burzik	54,880	170,077	(5)	—	—	224,957
Edward F. DeGraan	91,000	169,150		—	—	260,150
Claire M. Fraser	81,000	169,150		—	—	250,150
Christopher Jones	81,000	169,150		—	—	250,150
Marshall O. Larsen	81,000	169,150		645	—	250,795
Adel A.F. Mahmoud	81,000	169,150		—	—	250,150
Gary A. Mecklenburg	81,000	169,150		—	2,500	252,650
James F. Orr	81,000	169,150		—	5,000	255,150
Willard J. Overlock, Jr.	81,000	169,150		—	5,000	255,150
Rebecca W. Rimel	81,000	169,150		—	—	250,150
Bertram L. Scott	81,000	169,150		518	—	250,668
Alfred Sommer	91,000	169,150		—	5,000	265,150

(1)	Reflects cash retainer fee at rate of $81,000 per year, annual Committee chair fees paid to Messrs. Anderson, Becton, DeGraan and Sommer, and the Lead Director fee paid to Mr. Becton.

(2)	The amounts shown in the “Stock Awards” column reflect the grant date fair value under FASB ASC Topic 718 of restricted stock units awarded to non-management directors during the fiscal year. The amounts shown for the annual grant are slightly different than the $162,000 target award value, since a 30-day average of BD’s stock price is used to value the units granted rather than the grant date stock price. For a discussion of the assumptions made by us in arriving at the grant date fair value of these awards, see Note 7 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

Listed below are the aggregate outstanding restricted stock unit awards and option awards held by each non-management director at the end of fiscal year 2013. Stock options have not been issued to non-management directors since 2005.

Name	Stock Awards Outstanding at September 30, 2013 (#)	Option Awards Outstanding at September 30, 2013 (#)
Basil L. Anderson	17,581	0
Henry P. Becton, Jr.	18,998	4,436
Catherine M. Burzik	2,049	0
Edward F. DeGraan	18,998	0
Claire M. Fraser	14,031	0
Christopher Jones	7,388	0
Marshall O. Larsen	12,258	0
Adel A.F. Mahmoud	14,031	0
Gary A. Mecklenburg	17,581	2,160
James F. Orr	18,998	0
Willard J. Overlock, Jr.	18,998	0
Rebecca W. Rimel	3,206	0
Bertram L. Scott	18,998	0
Alfred Sommer	18,998	0

(3)	Represents interest on deferred directors’ fees in excess of 120% of the federal long-term rate.

(4)	Amounts shown represent matching gifts under BD’s Matching Gift Program.

(5)	Includes prorated grant Ms. Burzik received upon joining the Board and the annual grant made in connection with the 2013 Annual Meeting of Shareholders.

Changes to Non-Management Directors’ Compensation

During fiscal year 2013, the Board undertook a review of director compensation, with the assistance of Pay Governance. This review included an analysis of the director compensation practices of certain peer companies, including the forms of equity compensation used, the mix of cash and equity compensation, and total compensation. The peer group used in this analysis was the same as the peer group used for BD’s executive compensation analysis and included the following companies: Agilent Technologies, Inc.; Allergan, Inc.; C.R. Bard, Inc.; Baxter International Inc.; Boston Scientific Corporation; Covidien plc; Hospira, Inc.; Medtronic, Inc.; PerkinElmer, Inc.; St. Jude Medical, Inc.; Stryker Corporation; Thermo Fisher Scientific Inc.; and Zimmer Holdings, Inc.

As a result of its review, the Board approved the following changes to the compensation of BD’s non-management directors, effective at the conclusion of the 2014 Annual Meeting, so as to better align its compensation with the non-management director compensation being paid by the peer group companies:

•	The annual cash retainer will be increased by $4,000 to $85,000.

•	The value of the annual grant of restricted stock units will be increased by $13,000 to $175,000.

Directors’ Deferral Plan

Directors may defer receipt of all or part of their annual cash retainer and other cash fees pursuant to the provisions of the Directors’ Deferral Plan. Directors may also defer receipt of shares issuable to them under their restricted stock unit awards upon leaving the Board. A general description of the Directors’ Deferral Plan appears on page 63.

Communication with Directors

Shareholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director (including complaints or concerns regarding accounting, internal accounting controls or audit matters) may do so by contacting the Lead Director either:

•	by mail, addressed to BD Lead Director, P.O. Box 264, Franklin Lakes, New Jersey 07417-0264;

•

by calling the BD Ethics Help Line, an independent toll-free service, at 1-800-821-5452 (callers from outside North America should use “AT&T Direct” to reach AT&T in the U.S. and then dial the above toll-free number); or

•	by email to ethics_office@bd.com.

All communications will be kept confidential and promptly forwarded to the Lead Director, who shall, in turn, forward them promptly to the appropriate director(s). Such items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by our corporate security department, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials and resumes, surveys, and material that is determined to be illegal or otherwise inappropriate.

CORPORATE GOVERNANCE

Corporate Governance Principles

BD’s commitment to good corporate governance is embodied in our Corporate Governance Principles (the “Principles”). The Principles set forth the Board’s views and practices regarding a number of governance topics, and the Governance Committee assesses the Principles on an ongoing basis in light of current practices. The Principles are available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Principles may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 201-847-6800.

Board Leadership Structure

The Board’s goal is to achieve the best board leadership structure for effective oversight and management of BD’s affairs. The Board believes that there is no single, generally accepted approach to providing board leadership, and that each possible leadership structure must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, what the Board believes is the right board leadership structure may vary as circumstances warrant.

At the present time, the Board believes that the most effective leadership structure for BD is for our CEO to also serve as Chairman. This combined role allows one person to speak for and lead the company and the Board, creates clear lines of authority and accountability, and provides the necessary leadership to execute BD’s strategy. Mr. Forlenza’s over 30 years of experience at BD and knowledge of its complex businesses, along with his extensive industry expertise, also make him uniquely qualified to lead the Board on the most important issues facing the company.

At the same time, the role of Lead Director, currently being served by Henry P. Becton, Jr., allows the non-management directors to provide effective, independent Board leadership and oversight of management. The Principles provide for the appointment of a Lead Director from among the independent directors whenever the Chairman is not independent. Under the Principles, the Lead Director:

•	presides over all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and at such other times as the Board deems appropriate,

•	has the authority to call meetings of the independent directors,

•	approves Board meeting agendas,

•	approves Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items,

•	together with the Chair of the Compensation Committee, coordinates the evaluation of the performance of the CEO by the non-management directors,

•

serves as a liaison between the non-management members of the Board and the Chairman, and as a contact person to facilitate communications by BD’s employees, shareholders and others with the non-management members of the Board,

•	approves information provided to the Board, and

•	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

The Board believes that having an independent Lead Director provides independent oversight of management, including risk oversight, while avoiding the risk of confusion regarding the Board’s oversight responsibilities and the day-to-day management of the business. As such, this structure provides independent Board leadership and engagement, while deriving the benefit of having the CEO also serve as Chairman.

Board’s Oversight of Risk

BD’s management engages in a process referred to as enterprise risk management (“ERM”) to identify, assess, manage and mitigate a broad range of risks across BD’s businesses, regions and functions and to ensure alignment of our risk assessment and mitigation efforts with BD’s corporate strategy. The Audit Committee, through the authority delegated to it by the Board of Directors, is primarily responsible for overseeing BD’s ERM activities to determine whether the process is functioning effectively and is consistent with BD’s business strategy. At least twice a year, senior management reviews the results of its ERM activities with the Audit Committee, including the process used within the organization to identify risks, management’s assessment of the significant categories of risk faced by BD (including any changes in such assessment since the last review), and management’s plans to mitigate the potential exposures. On at least an annual basis, the significant risks identified through BD’s ERM activities and the related mitigation plans are reviewed with the full Board. Particular risks are then often reviewed in-depth with the Audit Committee or the full Board at subsequent meetings.

In addition, the full Board reviews the risks associated with BD’s strategic plan and discusses the appropriate levels of risk in light of BD’s objectives. This is done through an annual strategy review process, periodically throughout the year as part of its ongoing review of corporate strategy, and otherwise as necessary. The full Board also regularly oversees other areas of potential risk, including BD’s capital structure, acquisitions and divestitures, and succession planning for BD’s CEO and other members of senior management.

The various Committees of the Board are also responsible for monitoring and reporting on risks associated with their respective areas of oversight. The Audit Committee oversees BD’s accounting and financial reporting processes and the integrity of BD’s financial statements, BD’s processes to ensure compliance with laws, and its hedging activities and insurance coverages. The Compensation Committee oversees risks associated with BD’s compensation practices and programs, and the Governance Committee oversees risks relating to BD’s corporate governance practices, including director independence, related person transactions and conflicts of interest. In connection with its oversight responsibilities, each Committee often meets with members of management who are primarily responsible for the management of risk in their respective areas, including BD’s Chief Financial Officer, Senior Vice President–Human Resources, General Counsel, Senior Vice President–Regulatory Affairs, Chief Ethics and Compliance Officer and other members of senior management.

Risk Assessment of Compensation Programs

With respect to our compensation policies and practices, BD’s management has reviewed our policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on BD. In connection with this risk assessment, management reviewed the design of BD’s compensation and benefits programs (in particular, our performance-based compensation programs) and related policies, potential risks that could be created by the programs, and features of our programs and corporate governance generally that help to mitigate risk. Among the factors considered were the mix of cash and equity compensation, and of fixed and variable compensation, paid to our associates; the balance between short- and long-term objectives in our incentive compensation; the performance targets, mix of performance metrics, vesting periods, threshold performance requirements and funding formulas related to our incentive compensation; the degree to which programs are formulaic or provide discretion to determine payout amounts; caps on payouts; our clawback and share ownership policies; and our general governance structure. Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on BD.

Director Nomination Process

The Governance Committee reviews potential director candidates and recommends nominees for director to the full Board for approval. In making its recommendations, the Governance Committee assesses the overall composition of the Board, including diversity, age, skills, international background, and experience and prominence in areas of importance to BD. The Board seeks to achieve among its directors a diversity of viewpoint, experience, knowledge, ethnicity and gender that fits the needs of the Board at that particular time.

When considering individual director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of BD’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. From time-to-time, the Governance Committee has retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates.

The Governance Committee believes that any nominee for director must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties, including, but not limited to, attendance at meetings.

•	Candidates should be team-oriented and committed to the interests of all shareholders as opposed to those of any particular constituency.

The Governance Committee assesses the characteristics and performance of incumbent director nominees against the above criteria as well, and, to the extent applicable, considers the impact of any change in the principal occupations of such directors during the last year. Upon completion of the individual director evaluation process, the Governance Committee reports its conclusions and recommendations for nominations to the full Board.

It is the Governance Committee’s policy to consider referrals of prospective nominees for the Board from other Board members and management, as well as shareholders and other external sources, such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

To recommend a candidate for consideration, a shareholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, Becton Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

Significant Governance Practices

Described below are some of the significant corporate governance practices that have been instituted by the BD Board.

Annual Election of Directors

BD’s directors are elected annually. The Board believes that annual elections of directors reflect a corporate governance best practice, as it provides shareholders the opportunity to express their views on the performance of the entire Board each year.

Voting for Directors

Under our By-Laws, in uncontested elections (where the number of nominees does not exceed the number of directors to be elected), nominees for director must receive the affirmative vote of a majority of the votes cast in order to be elected to the Board of Directors. Any incumbent director who fails to receive the requisite affirmative vote is required to offer to submit his or her resignation to the Board following the shareholder vote. The Governance Committee will consider and recommend to the Board whether to accept the resignation offer. The Board will act on such recommendation and publicly disclose its decision within 90 days following the shareholder vote. This structure allows the Board the opportunity to identify and assess the reasons for the vote, including whether the vote is attributable to dissatisfaction with a director’s overall performance or is the result of shareholder views on a particular issue, and enables it to avoid undesirable and disruptive governance consequences.

Board Self-Evaluation

Each year the Board conducts a self-evaluation of its performance and effectiveness. As part of this process, each director completes an evaluation form on specific aspects of the Board’s role, organization and meetings. The collective comments are then presented by the chair of the Governance Committee to the full Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier, and develops actions to be taken to enhance the Board’s effectiveness over the next year. The Board’s evaluation covers many areas (a complete list is available on BD’s website at www.bd.com/investors/corporate_governance). Additionally, each Committee conducts an annual self-evaluation of its performance through a similar process.

Equity Ownership by Directors

The Board believes that directors should hold meaningful equity ownership positions in BD. To that end, a significant portion of non-management director compensation is in the form of restricted stock units that are not distributable until a director completes his or her service on the Board. The Board believes that these equity interests help to better align the interests of the non-management directors with shareholders. Under the Board’s share ownership guidelines, each non-management director is required to own shares of common stock (which includes restricted stock units) valued at five times the annual cash retainer and must comply with the guidelines within three years of joining the Board. All of our non-management directors either have achieved the required share ownership or are within the three-year grace period.

Annual Report of Charitable Contributions

In furtherance of BD’s commitment to good governance and disclosure practices, the Principles require that BD’s charitable contributions or pledges in an aggregate amount of $50,000 or more (not including contributions under BD’s Matching Gift Program) to entities with which BD’s directors and executive officers, or their families, are affiliated must be approved by the Governance Committee. In addition, BD posts on its website, at www.bd.com/investors/corporate_governance/, an Annual Report of Charitable Contributions (the “Contributions Report”) listing all contributions and pledges made by BD to organizations affiliated with any director or executive officer during the preceding fiscal year in an amount of $10,000 or more. The Contributions Report includes a discussion of BD’s contributions philosophy and the alignment of BD’s philanthropic activities with its philosophy.

Enterprise Compliance

Under the oversight of the Audit Committee, BD’s enterprise compliance function seeks to ensure that BD has policies and procedures designed to prevent and detect violations of the many laws, regulations and policies affecting its business, and that BD continuously encourages lawful and ethical conduct. Launched in 2005, BD’s enterprise compliance function supplements the various compliance and ethics functions that are also in place at BD, and seeks to ensure better coordination and effectiveness through program design, prevention, and promotion of an organizational culture of compliance. A Compliance Committee comprised of members of senior management oversees the activities of the Chief Ethics and Compliance Officer. Another key element of this program is training. Courses offered include a global on-line compliance training program focused on BD’s Code of Conduct, as well as other courses covering various compliance topics such as antitrust, anti-bribery, conflicts of interest, financial integrity, industry marketing codes and information security.

Political Contributions

We prohibit the use of BD corporate funds and assets to support any candidate, political party, ballot measure or referendum campaign, unless approved by the CEO and General Counsel. Contributions outside the United States must also be approved by the relevant country leaders. If an exception is approved, it may only be granted without regard to the personal political affiliations or views of any individual BD associates at any level across the organization.

BD is a member of numerous trade associations that provide a venue for the medical technology sector to work together to advocate its position on issues that impact our industry. In the U.S., the major associations of which BD is a member include AdvaMed and AdvaMedDx, the Healthcare Institute of New Jersey and the California Healthcare Institute. In Europe, BD is a member of MedTech Europe and other national medical device associations. We have informed our major U.S. trade associations that they are not permitted to use any BD fees to support any candidate, political party, ballot measure or referendum campaign, unless approved by BD’s CEO and General Counsel.

Director Independence; Policy Regarding Related Person Transactions

Director Independence. Under the NYSE rules and our Principles, a director is deemed not to be independent if the director has a direct or indirect material relationship with BD (other than his or her relationship as a director). The Governance Committee annually reviews the independence of all directors and nominees for director and reports its findings to the full Board. To assist in this review, the Board has adopted director independence guidelines (“Independence Guidelines”) that are contained in the Principles. The Independence Guidelines set forth certain categories of relationships (and related dollar thresholds) between BD and directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has deemed to be either material or immaterial for purposes of assessing a director’s independence. In the event that a director has any relationship with BD that is not addressed in the Independence Guidelines, the independent members of the Board review the facts and circumstances to determine whether such relationship is material. The Principles are available on BD’s website at www.bd.com/investors/corporate-governance/. The Independence Guidelines are contained in Principle No. 7.

The Board has determined that the following nominees for director are independent under the NYSE rules and our Independence Guidelines: Basil L. Anderson, Henry P. Becton, Jr., Catherine M. Burzik, Edward F. DeGraan, Claire M. Fraser, Christopher Jones, Marshall O. Larsen, Adel A.F. Mahmoud, Gary A. Mecklenburg, James F. Orr, Willard J. Overlock, Jr., Rebecca W. Rimel, Bertram L. Scott and Alfred Sommer. Vincent A. Forlenza is an employee of BD and, therefore, is not independent under the NYSE rules and the Principles.

In determining that each of the nominees is independent, the Board reviewed BD’s transactions or other dealings with organizations with which a director may be affiliated. Such affiliations included service by the director as an employee or member of a governing or advisory board. In conducting its review, the Board determined that, in each instance, the nature of the relationship, the degree of the director’s involvement with the organization and the amount involved would not impair the director’s independence under the Independence Guidelines. Accordingly, the Board determined that none of these relationships was material or impaired the director’s independence or judgment.

The types of transactions with director-affiliated organizations considered by the Board consisted of payments related to the purchase or sale of products and/or services (in the cases of Anderson, Burzik, Fraser, Jones, Larsen, Mecklenburg, Overlock, Scott, and Sommer), the licensing of intellectual property rights (in the cases of Fraser, Jones, Mahmoud and Sommer) and charitable contributions (in the cases of Messrs. Jones and Sommer).

Related Persons Transactions. The Board has also established a written policy (the “Policy”) requiring Board approval or ratification of transactions involving more than $120,000 per year in which a director, executive officer or shareholder owning more than 5% of BD’s stock (excluding certain passive investors) or their immediate family members has, or will have, a material interest. The Policy is available on BD’s website at www.bd.com/investors/corporate_governance/. The Policy excludes certain specified transactions, including certain charitable contributions and transactions available to BD associates generally. The Governance Committee is responsible for the review and approval or ratification of transactions subject to the Policy. The Governance Committee will approve or ratify only those transactions that it determines in its business judgment are fair and reasonable to BD and in (or not inconsistent with) the best interests of BD and its shareholders, and that do not impact the director’s independence.

During fiscal year 2013, BD paid affiliates of State Street Corporation (“State Street”), a holder of more than 5% of BD common stock, $930,000 for serving as trustee of BD’s 401(k) plan, banking services and investment management of various 401(k) funds. These transactions were not required to be approved under the Policy, since State Street is considered a passive investor in BD.

Code of Conduct

BD maintains a Code of Conduct that is applicable to all directors, officers and associates of BD, including its CEO, Chief Financial Officer, principal accounting officer and other senior financial officers. It sets forth BD’s policies and expectations on a number of topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of BD’s assets, and business ethics. The Code of Conduct also sets forth procedures for the communicating and handling of any potential conflict of interest (or the appearance of any conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal control and auditing matters.

BD also maintains an Ethics Help Line telephone number (the “Help Line”) for BD associates as a means of raising concerns or seeking advice. The Help Line is serviced by an independent contractor and is available to all associates worldwide. Associates using the Help Line may choose to remain anonymous and all inquiries are kept confidential to the extent practicable in connection with the investigation of an inquiry. All Help Line inquiries are forwarded to BD’s Chief Ethics and Compliance Officer for investigation. The Audit Committee is informed of any matters reported to the Chief Ethics and Compliance Officer, whether through the Help Line or otherwise, involving accounting, internal control or auditing matters, or any fraud involving management or persons who have a significant role in BD’s internal controls.

The Chief Ethics and Compliance Officer leads the BD Ethics Office, which administers BD’s ethics program. In addition to the Help Line, the ethics program provides for broad communication of BD’s Core Values, associate education regarding the Code of Conduct and its requirements, and ethics training sessions.

Any waivers from any provisions of the Code of Conduct for executive officers and directors will be promptly disclosed to shareholders. In addition, certain amendments to the Code of Conduct, as well as any waivers from certain provisions of the Code of Conduct given to BD’s CEO, Chief Financial Officer or principal accounting officer, will be posted at the website address set forth below.

The Code of Conduct is available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Code of Conduct may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 201-847-6800.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

The primary objective of the BD compensation program is to fully support the strategic business goal of delivering superior long-term shareholder returns through sustained revenue growth, EPS growth, return on capital and other metrics. As such, we intend to ensure a high degree of alignment between pay and the long-term value and financial soundness of BD. The Compensation and Benefits Committee of the Board of Directors (the “Committee”) has established the following compensation principles to meet this objective:

•	Aligning the interests of executives and shareholders

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Through equity compensation and equity ownership guidelines for executives, we seek to align the interests of executives with those of BD’s shareholders. This represents the largest portion of our compensation structure in terms of target value.

•	Linking rewards to performance

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We maintain a pay-for-performance philosophy based on actual performance as against clear, measurable company performance targets, particularly those metrics that support the creation of long-term shareholder value.

•	Delivering superior business and financial results

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Performance targets are set to reward executives for achieving short- and long-term results in line with our objective of enhancing long-term shareholder value. In setting short-term goals and in rewarding performance, we will take care to ensure that we do not create incentives to take inappropriate risks.

•	Offering a competitive compensation structure

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We have established and intend to maintain a competitive structure that supports the recruitment and retention of high-performance executives essential to driving the business results required to execute our strategy and create long-term value for shareholders. This structure is determined, in part, by evaluating peer group data which is provided and analyzed by the Committee’s independent consultant, Pay Governance LLC.

•	Maintaining a transparent compensation structure

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The Committee strives to provide absolute transparency to executives, employees and shareholders of all aspects of BD’s compensation and benefits structure. This includes disclosure of performance targets, payout formulas, details of other earned benefits and the Committee’s use of discretion in determining award payouts.

•	Maintaining Committee independence

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The Committee is made up exclusively of independent directors and utilizes an independent compensation consultant, Pay Governance LLC, which, by Committee policy, is prohibited from performing any services for BD or its management without the Committee’s prior approval.

•	Retaining prerogative to adjust programs

•	The Committee retains the prerogative to change or modify compensation and benefit programs to reflect prevailing economic, market or company financial conditions.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and in this proxy statement.

COMPENSATION AND BENEFITS COMMITTEE

Edward F. DeGraan—Chair

Basil L. Anderson

Marshall O. Larsen

James F. Orr

Willard J. Overlock, Jr.

Bertram L. Scott

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our executive compensation program and the compensation actions taken with respect to the persons named in the Summary Compensation Table on page 39. All references in this section to years are references to our fiscal year, which ends on September 30, unless otherwise noted.

During fiscal year 2013, the role of Chief Financial Officer (“CFO”) was filled initially by David V. Elkins, until he left BD on November 9, 2012. Suketu Upadhyay served as BD’s Acting CFO following Mr. Elkins’ departure until Mr. Reidy joined BD as CFO on July 15, 2013. Accordingly, information regarding the compensation of Messrs. Elkins and Upadhyay is included towards the end of this section, but the focus is on our five currently active named executive officers, and references in this section to our “named executive officers” or “NEOs” are references to Messrs. Forlenza, Reidy, Kozy, Cohen and Sherman.

In this section, in discussing our operating results, awards made under our Performance Incentive Plan (the “PIP”) and the payout of Performance Units, we refer to certain non-GAAP financial measures, including earnings per share from continuing operations (“EPS”) on an adjusted, currency-neutral basis, adjusted currency-neutral revenues and adjusted free cash flow as a percentage of sales. Appendix A to this proxy statement contains reconciliations of these measures to the comparable GAAP financial measures.

This section includes a discussion of performance targets in the limited context of our executive compensation program. These targets are not statements of management’s expectations of our future results or other guidance. Investors should not use or evaluate these targets in any other context or for any other purpose.

Executive Summary

Overview of our compensation program

Our goal is to provide an executive compensation program that best serves the long-term interests of our shareholders. We believe that attracting and retaining superior talent is a key to delivering long-term shareholder returns, and that a competitive compensation plan is critical to that end. Therefore, we strive to provide a competitive compensation package to our executives that ties a significant portion of pay to performance and uses components that align the interests of our executives with those of BD’s shareholders.

The following is a summary of important aspects of our executive compensation program discussed later in this section.

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Balanced mix of pay components and incentives. Our compensation program targets a balanced mix of cash and equity compensation, and of annual and long-term incentives. The key elements of our program are salary, annual cash incentives under the PIP and long-term equity compensation consisting of stock-settled Performance Units, stock appreciation rights (“SARs”) and Time-Vested Units (“TVUs”).

•	Significant performance-based compensation. We emphasize pay-for-performance to align executive compensation with our business strategy and the creation of long-term shareholder value.

•	Approximately 74% of the total target compensation of our Chief Executive Officer (“CEO”) in 2013 was performance-based.

•	While we emphasize “at risk” pay tied to performance, we believe that our program does not encourage excessive risk taking by management.

•	Share retention and hedging policies. Our executives are subject to robust share retention guidelines and are prohibited from pledging BD shares or hedging against the economic risk of such ownership.

•	Limited perquisites. We offer our named executive officers very limited perquisites, and none of them have employment agreements.

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Compensation recovery. We have a compensation recovery policy that gives the Board discretion to recover incentive compensation paid to senior management in the event of a restatement of our financial statements due to misconduct.

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Change of control agreements. We have “double-trigger” change of control agreements with our executives to provide continuity of management in the event of an actual or potential change of control of BD. We have adopted a policy of eliminating excise tax gross-ups from future change of control agreements.

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Use of independent consultant. The Compensation and Benefits Committee (the “Compensation Committee”) has engaged an independent, third-party consultant to assist it in designing our compensation program and making compensation decisions. The independent consultant did not provide any services to BD or BD management in 2013.

Changes to our compensation program in 2013

The Compensation Committee regularly reviews our compensation program in light of current trends and best practices in order to identify ways to improve the program. As a result of its ongoing review, the following actions were taken for 2013:

Changes to PIP

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In addition to the existing revenue and EPS measures used in the PIP, free cash flow as a percentage of sales was added as a third performance measure. This new measure was added because we view the efficient use of cash as an important driver of BD’s ability to fund ongoing product development and innovation and geographic expansion, which are key strategic priorities for BD. We also believe that adding this free cash flow metric to the PIP provides for a more balanced set of performance targets that focuses on both profitability and operating efficiency.

Changes to equity compensation

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Relative total shareholder return (“TSR”) replaced revenue growth as a performance metric for the Performance Units issued in 2013. Relative TSR measures BD’s stock performance during the performance period against that of peer companies. Relative TSR was chosen as a new performance metric because it allows payouts to be based in part on how BD’s performance, as reflected in our stock price over time, compares to peer companies facing similar business conditions, and it is directly tied to shareholder returns.

Overview of 2013 operating performance and executive compensation

BD achieved solid financial performance in 2013 under sustained challenging market conditions, as we continued to deliver on our long-term strategy. Our results were driven by strong underlying growth of sales in safety-engineered devices and in emerging markets, and new product launches and sales from recent acquisitions also contributed significantly to our growth.

Highlights of our performance include:

•	Reported revenues grew 4.5% and our currency-neutral revenue growth for the year was 5.4%.

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We reported EPS of $4.67, or $5.95 after adjusting for certain items, which represents approximately 11% growth over 2012 adjusted EPS of $5.37. We also improved our underlying operating margin, reflecting continued improvement in the quality of our earnings.

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We continued to see results from our strategy of investing in high-growth areas in emerging markets and research and development. We launched a number of new products during the year across all three of our business segments, as sales from new products reached approximately 13% of total sales for the year, and emerging markets accounted for 24% of 2013 sales.

•	We continued to benefit from our focus on increased operational effectiveness. Our ReLoCo (Reliable Low Cost) program resulted in savings of close to $50 million during the year.

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We furthered our strategy of supplementing internal growth with strategic acquisitions, including the acquisition of Safety Syringes, Inc., a developer of anti-needlestick devices for prefilled syringes, and of Cato Software Solutions, a provider of software that offers medication safety solutions for pharmacy and healthcare workers.

•	We completed the sale of our Discovery Labware business, which allows us to focus our BD Biosciences resources on the growth drivers for that segment.

•	Cash flows from operations were $1.7 billion, and we returned $836 million to shareholders through dividends and share repurchases. BD increased its dividend for the 41st consecutive year.

PIP awards. For 2013, our adjusted revenues, EPS and free cash flow as a percentage of sales all met or exceeded the performance targets set under the PIP. This resulted in available funding for PIP awards at 107% of target awards. The PIP award made to our CEO was 109% of his target award opportunity, and awards ranged from 96% to 112% of target opportunity for our other named executive officers. We believe that the 2013 PIP compensation appropriately reflected our strong financial performance during the year and the individual contributions of our executive officers to that performance.

Equity compensation. Consistent with our past practice, equity compensation represented a significant component of compensation in 2013. Among the changes in equity-based compensation awards in 2013 was an increase in Mr. Kozy’s award value to recognize his appointment to the additional role of BD’s Chief Operating Officer in early 2013.

2011-2013 Performance Unit payouts. BD’s revenues during the 2011-2013 fiscal years were below target performance, and return on invested capital was below threshold performance for the performance period. This limited the payout of these Performance Units to 32% of target, continuing a trend over several years of below-target payouts for these awards.

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program include:

Aligning executives with our shareholders. We seek to align the interests of our executives with those of our shareholders through equity compensation and share retention guidelines.

Linking compensation to performance. We seek to implement a pay-for-performance philosophy by tying a significant portion of pay to financial and other goals that support long-term shareholder value.

Offering competitive compensation. We seek to offer a competitive compensation package that helps us attract and retain our executives.

The Process for Setting Executive Compensation

The role of the Compensation Committee, its consultant and management

The Compensation Committee oversees the compensation program for the named executive officers and our other executive officers. The Compensation Committee is assisted in fulfilling its responsibilities by its independent consultant, Pay Governance LLC (“Pay Governance”), and BD’s senior management. Additional information about our process for setting executive compensation, including the roles of Pay Governance and management, may be found on pages 10-11. In order to maintain the independence of its outside consultant, the Compensation Committee has established a policy that prohibits its consultant from performing any services for BD or BD’s management without the Compensation Committee’s prior approval. In accordance with this policy, Pay Governance did not perform services for BD or BD management in 2013.

Approximately 95% of the shares voted at last year’s annual meeting were cast in support of BD’s advisory vote to approve executive compensation. The Compensation Committee viewed the results of this vote as broad general shareholder support for our executive compensation program. Based on this result and its ongoing review of our compensation policies and decisions, the Compensation Committee believes that our compensation program effectively aligns the interests of our named executive officers with the long-term goals of BD.

The use of market comparison data

The Compensation Committee considers a number of factors in determining pay components, structuring our program and making compensation decisions. This includes the compensation practices of select peer companies in the healthcare industry, which we refer to as the “Comparison Group.” These companies were chosen by the Compensation Committee after considering the recommendations of Pay Governance and management, and were selected because they have significant lines of business that are similar to BD’s. The Compensation Committee believes that reference to the Comparison Group is appropriate when reviewing BD’s compensation program because it believes that we compete with these companies for executive talent. The Compensation Committee reviews the composition of the Comparison Group at least annually. The companies in the Comparison Group for 2013 were:

Agilent Technologies, Inc. Allergan, Inc. C.R. Bard, Inc. Baxter International Inc. Boston Scientific Corporation Covidien plc Hospira, Inc.	Medtronic, Inc. PerkinElmer, Inc. St. Jude Medical, Inc. Stryker Corporation Thermo Fisher Scientific Inc. Zimmer Holdings, Inc.

In addition to the Comparison Group, compensation data regarding certain positions at Abbott Laboratories, Johnson & Johnson and Roche Diagnostics is considered by the Compensation Committee when reviewing the compensation of Mr. Kozy in order to increase the number of comparable positions for which compensation data is available. Also, because of a lack of positions within the healthcare industry that are comparable to Mr. Cohen’s role as the head of BD’s Global Health initiative, which involves, among other things, serving as a liaison to governments and non-government organizations throughout the world, we also reviewed general industry data.

The table below sets forth revenue and market capitalization information regarding the Comparison Group:

	Revenue for the twelve months ended September 30, 2013 (in millions)	Market capitalization on September 30, 2013 (in millions)
25th Percentile	$4,563	$13,927
Median	$6,831	$16,953
75th Percentile	$10,235	$28,032
BD	$8,054	$19,425
Percentile Rank	63%	52%

The Compensation Committee attempts to set the compensation of our executive officers at levels that are competitive with the companies listed above, and uses market comparison data regarding these companies as a guide. The Compensation Committee estimates the median salary, annual cash incentive and long-term equity compensation (and the combined total of these elements) of persons holding the same or similar positions at the companies listed above, based on the most recent market data available. The Compensation Committee then generally seeks to set the compensation of our executive officers for each of these elements within a competitive range of the median, assuming payout of performance-based compensation at target. An executive’s actual compensation may vary from the target amount set by the Compensation Committee based on the individual’s and BD’s performance and changes in our stock price. The use of market comparison data, however, is just one of the tools the Compensation Committee uses to determine executive compensation, and the Compensation Committee retains the flexibility to set target compensation at levels it deems appropriate for an individual or for a specific element of compensation. Based on the market data provided by Pay Governance, the Compensation Committee believes that the total target compensation set for the named executive officers in 2013 was competitive with median levels, except that the Compensation Committee continued to set Mr. Forlenza’s compensation towards the lower end of the range for CEOs at the Comparison Group companies due to his relatively short tenure as CEO.

Because the Compensation Committee reviews each compensation element individually, compensation decisions made with respect to one element of compensation generally do not affect decisions made with respect to other elements. It is also for this reason that no specific formula is used to determine the allocation between cash and equity compensation, although it is the Compensation Committee’s intent that equity compensation represent the largest portion of total target compensation. In addition, because an executive’s compensation target is set by reference to persons with similar duties at the Comparison Group companies, the Compensation Committee does not establish any fixed relationship between the amount of compensation paid to our CEO and that paid to the other named executive officers.

The use of tally sheets

The Compensation Committee is from time-to-time provided a “tally sheet” report prepared by management for each named executive officer. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity compensation awards, and amounts payable upon termination of employment under various circumstances, including retirement or following a change of control. The Compensation Committee uses tally sheets to provide additional perspective on the value the executives have accumulated from prior equity awards and plan accruals and the retentive value of such awards, consider any changes to our program that may be appropriate (including the mix of compensation elements), and provide additional context for their compensation decisions.

Our emphasis on pay-for-performance

Performance-based compensation

We do not use a specific formula to determine the mix of performance-based and fixed compensation. However, performance-based compensation represents a significant portion of the compensation paid to our named executive officers. The charts below show the performance-based portion of 2013 target compensation for Mr. Forlenza and the other named executive officers (excluding Mr. Reidy, who joined BD in the last quarter of the fiscal year).

2013 Total Target Compensation

The above charts are based on the target values of performance-based compensation. For purposes of these charts, we consider PIP awards, Performance Units and SARs as performance-based compensation. Actual amounts received (and the percentage of total compensation coming from performance-based compensation) may differ based on actual performance and BD’s stock price.

How we measure performance

Previously, BD’s compensation programs focused on key financial indicators of operating success, including revenue and EPS growth and return on invested capital (“ROIC”). Over the past few years, increased competition, changes in government healthcare and research funding, pricing pressures and other factors have affected overall healthcare utilization and, in turn, industry revenue growth rates. As a result, the strategic objectives for BD going forward will, to a greater extent, focus not only on revenues, EPS and ROIC, but also on operational efficiency, which allows BD to free up funds that can be used to invest in product development and innovation, and in geographic expansion. Therefore, the Compensation Committee believes it is important that our compensation program reinforce and reward behaviors that support a balance of growth, profitability and operating efficiency. In addition, given the market conditions BD has faced over the last few years, the Compensation Committee also believes that our program should incorporate a measure that compares BD’s performance to peer companies facing these same market conditions.

With these considerations in mind, the Compensation Committee, with input and recommendations from Pay Governance and management, conducted a review of BD’s annual and long-term incentives to identify ways to improve the design of our executive compensation program. Based on this evaluation, the Compensation Committee approved certain changes to our performance-based compensation, as discussed below.

PIP. Our compensation program is structured to provide incentives for both near-term and long-term performance. The vehicle for rewarding near-term performance is the PIP. For the past several years, we used revenues and EPS as the performance measures under this plan. The Compensation Committee uses EPS as a performance measure because it is the primary basis on which BD sets performance expectations for the year and it is a widely used measure of overall company performance. Revenue is used because it focuses management on achieving strong “top-line” growth, consistent with our business strategy. For 2013, free cash flow as a percentage of sales was added as a third measure. “Free cash flow” means cash flow from our operating activities, less capital expenditures and capitalized software. This measure was added to recognize the importance of efficient use of cash to our ability to fund ongoing investments in our business and the increased focus on this metric by the investor community. Adding this free cash flow measure also provides a more balanced set of performance targets that focus on growth, profitability and operating efficiency. The Compensation Committee believes that consistent performance in these areas will result in the creation of long-term shareholder value.

Equity compensation. The vehicle for rewarding long-term performance is equity compensation, including Performance Units. For the Performance Units granted in 2013, the two metrics used to measure performance are ROIC and relative TSR. ROIC measures profitability and how effectively company assets are being used. This metric requires management to effectively manage a number of different aspects of the business, including new product introductions, productivity improvements and geographic expansion. Relative TSR measures BD’s stock performance (assuming reinvestment of dividends) during the performance period against that of a group of 18 companies in the healthcare industry. Relative TSR replaced the revenue growth measure that had been used for prior Performance Unit awards. This measure compares BD’s performance, as reflected in our stock price over time, to peer companies facing similar business conditions and is directly tied to shareholder returns. A majority of Comparison Group companies that include performance-based stock units in their equity compensation report that they use relative TSR as a performance metric.

Equity compensation is also tied to our long-term performance by its linkage to the BD stock price. We believe that sustained performance should, over time, result in the creation of long-term shareholder value and be reflected in our stock price.

How performance goals are set

When setting corporate performance targets for the PIP and Performance Units, the Compensation Committee considers the environment in which BD is operating. As stated above, the healthcare industry has been facing very challenging conditions over the last several years. The Compensation Committee seeks to reward what it deems to be superior performance by management in light of these economic conditions and the growth trends in the markets that BD serves, and sets what it believes are reasonably achievable performance targets for BD at the time. The Compensation Committee also structures these plans so that payouts are aligned with BD’s performance against these targets.

Our risk analysis of performance-based compensation

While a significant portion of executive compensation is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. While risk-taking is a necessary part of operating and growing a business, the Compensation Committee focuses on aligning BD’s compensation policies with our long-term strategy and attempts to avoid short-term rewards for management decisions that could pose long-term risks to BD. This includes:

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Limits on PIP awards. We do not overweight short-term incentives as a proportion of total pay. PIP awards are also capped at 200% of an executive’s target award to protect against disproportionately large short-term incentives, and the Compensation Committee has discretion to lower PIP awards based on any factors it deems appropriate, including whether management has taken unnecessary or excessive risk.

•	Share retention and ownership guidelines. Our share retention guidelines ensure that our executives have a significant amount of their personal assets tied to long-term holdings in BD stock.

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Use of long-term equity compensation. The largest portion of the compensation paid to our named executive officers is long-term equity compensation that vests over a period of years, which encourages our executives to focus on sustaining BD’s long-term performance.

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Use of Performance Units. A significant portion of each executive’s equity compensation consists of Performance Units that have a three-year performance cycle, which focuses management on sustaining BD’s long-term performance. We also cap the payout of these awards at 200% of target.

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Use of multiple performance metrics. We include a number of different performance metrics in our performance-based compensation. We believe that sustained performance in these metrics correlates to long-term shareholder value.

The Key Elements of Our Compensation Program

The key elements of our executive compensation program are summarized in the table below.

Component	Description		Purpose

Base salary	Fixed cash compensation that is based on performance, scope of responsibilities, experience and competitive pay practices.		Provide a fixed, baseline level of compensation.

Performance Incentive Plan	Annual cash payment tied to performance during the fiscal year.		Reward executives for BD’s performance based on annual performance objectives and individual contributions to such performance.
Long-term equity compensation:

• Stock appreciation rights	Right to receive shares equal in value to the difference between exercise price and current BD stock price.	) ) ) ) ) ) ) ) ) ) ) )	Increase executive ownership, promote executive retention, align compensation with the achievement of long-term performance objectives and reward the creation of shareholder value.
• Performance Units	Performance-based restricted stock units tied to BD’s performance over three-year performance period.
• Time-Vested Units	Restricted stock units that vest three years after grant.

How PIP Payments and Equity Compensation Are Awarded

PIP

The PIP provides our executives an opportunity to receive a cash award for BD’s performance for the fiscal year and their contribution to that performance, as part of our pay-for-performance philosophy.

Target awards. Target PIP awards for the named executive officers are expressed as a percentage of base salary earned during the year. The “Grants of Plan-Based Awards in Fiscal Year 2013” table on page 42 shows the range of possible awards under the PIP, based on certain assumptions.

The factors that the Compensation Committee and the Board consider when setting PIP awards include BD’s overall performance for the year compared to the pre-set performance targets and the level of available funding (discussed below), as well as the executive’s target award and individual performance. Our CEO’s performance is measured against the individual goals for the year established by the Board. For the other named executive officers, the CEO provides an assessment to the Compensation Committee of how those executive officers performed against the performance objectives set for the businesses or functions they oversee. In each case, the performance objectives for a named executive officer involve a combination of quantitative and qualitative goals. However, no specific formula or weighting of individual performance objectives is used to determine a named executive officer’s PIP award, nor is the achievement of any particular individual performance objective a condition to receiving an award. Instead, the Compensation Committee and the Board use their business judgment to determine the appropriate PIP award to recognize BD’s performance and the executive’s contribution to that performance.

Performance targets. As mentioned earlier, for 2013, the performance measures under the PIP included EPS, revenues and free cash flow as a percentage of sales targets. EPS performance is weighted 50% and the other two metrics are each weighted 25%. As previously discussed, EPS is the primary basis on which we set our performance expectations for the year, and for this reason, it is more heavily weighted than the other measures. The performance targets were based on BD’s business plan for the fiscal year. Revenues and EPS for the year are measured after eliminating the estimated effects of foreign currency translation so that only BD’s underlying performance is considered in determining available funding.

Funding for Awards. Available funding for PIP awards is determined by a formula. For each measure, the Compensation Committee reviews how BD performed against the target goal set by the Compensation Committee in order to arrive at a performance factor for that measure. For every 1% of performance above target, funding with respect to that measure is increased 5% (up to a maximum of 150%), and for every 1% below target, funding decreases 2.5%. Performance below 90% of target for revenues and EPS results in no funding for that particular measure, while performance below 80% of target will result in no funding for the free cash flow measure. The performance factors for the three measures are then weighted to arrive at a final funding amount. Because PIP awards are discretionary, actual awards, as a percentage of a named executive officer’s target, may be more or less than the overall funding factor.

When comparing BD’s operating results against the performance targets, the Compensation Committee has the discretion to adjust BD’s results to account for acquisitions and divestitures, and for items that are not considered part of our ordinary operations. This ensures that business decisions are made based on what management believes is in the best interests of BD, rather than the possible effects on compensation. This discretion is also used to make sure our executives are not unfairly penalized or rewarded by these types of events.

Long-term equity compensation

The equity compensation awards made to the named executive officers in 2013 consisted of SARs, Performance Units and TVUs. A description of each type of award is on page 43. The Compensation Committee uses this mix of equity vehicles to promote the objectives of our program. SARs are intended to reward the executives for the creation of shareholder value over the term of the award. Performance Units are intended to reward sustained long-term operating performance. TVUs, which represent the smallest portion of the awards, are used to reduce the volatility in amounts realized from equity compensation that can arise when purely performance-based equity compensation is used. All of these awards also serve to align the interests of our executives with those of our shareholders and help promote executive retention.

How equity awards are determined. The Compensation Committee determines the grant date dollar value of the award to be made to each named executive officer based on market comparison data and individual performance. SARs, Performance Unit and TVU awards are then made based on their estimated grant date values, with SARs and Performance Units each making up approximately 40% of the total award value, and TVUs the remaining 20%. The estimated value given to Performance Units and TVUs are based on a 30-day average stock price, while the estimated value of the SARs is calculated using an option valuation model that uses certain assumptions, such as stock volatility, dividend yield and the expected life of the SARs. The values given to equity compensation awards by the Compensation Committee are only estimates and actual amounts realized from these awards may differ from these estimated values.

Performance Unit targets. The performance measures used for the Performance Units granted in 2013 were average annual ROIC and relative TSR, each weighted 50%. To determine the number of shares issued under an award, a payout factor for each performance measure is calculated and then weighted to determine a final payout factor, which can range anywhere from zero (if BD fails to meet the minimum performance threshold for both measures) to 200% of the share target (if BD meets or exceeds the maximum performance threshold for each).

The payout factor for ROIC performance is determined by a scale based on how far above or below ROIC is from target performance. Threshold performance is set at 5% below the ROIC target, and maximum performance is 5% above target.

The payout factor for relative TSR performance is determined by the following table:

BD’s Percentile Rank	TSR Factor
≥85th	200%
75th	165%
50th	100%
25th	35%
Less than 25th	0

In the event BD has a negative TSR for the Performance Period, the payout factor assigned to relative TSR is capped at 100%. In determining payouts, the Compensation Committee has the discretion to adjust BD’s ROIC to account for events that occur during the performance period, similar to its discretion under the PIP, and make adjustments to the peer group, or the TSR of companies within the peer group or BD, to account for acquisitions or mergers or other significant events, such as a changes in capital structure.

Compensation Actions

Below is a discussion of compensation actions taken with respect to the named executive officers.

Salary adjustments

The base salaries of the named executive officers are reviewed each November, and any adjustments go into effect on January 1 of the following calendar year. Effective January 1, 2013, Mr. Forlenza’s salary was increased about 4.4% from $900,000 to $940,000. Messrs. Kozy and Sherman received approximate 6% and 7% increases, respectively, to adjust for their performance and market practices. Mr. Reidy’s base salary was set at $675,000 when he joined BD in July 2013.

PIP awards

The threshold performance, target performance and maximum performance under the PIP for 2013, along with BD’s adjusted performance during the year, is set forth below. Adjusted currency-neutral EPS, adjusted currency-neutral revenues and adjusted free cash flow as a percentage of sales are non-GAAP financial measures. Appendix A to this proxy statement contains reconciliations of these measures to the comparable GAAP financial measure.

	Range of Performance			Adjusted Performance	Percentage of Target Achieved	Weighted Performance Factor
	Minimum	Target	Maximum
Currency-neutral EPS (50%)	$ 5.05	$ 5.61	$ 6.17	$ 5.73	102.1%	55%
Currency-neutral revenues (25%)*	$7,130	$7,922	$8,714	$8,029	101.4%	27%
Free cash flow as % of sales (25%)	10.2%	12.7%	14.0%	12.7%	100.0%	25%

Total						107%

*	Amounts in millions.

The EPS target of $5.61 set by the Compensation Committee represented 4.5% growth over 2012 adjusted EPS, or 7.4% on a currency-neutral basis given the anticipated impact of currency translation for the year. However, the 2013 EPS target also reflected the anticipated impact of the medical device excise tax that went into effect for the first time in January 2013 under the U.S. healthcare reform. Without the impact of this tax, our

EPS target would represent 10.2% growth. The revenue target represented a 2.8% increase over 2012 revenues, or 4% on a currency-neutral basis, while the free cash flow as a percentage of sales target was consistent with BD’s historical performance. Our reported EPS, revenues and free cash flow as a percentage of sales for the year were $4.67, $8.054 billion and 14.0%, respectively.

In reviewing BD’s 2013 performance, the Compensation Committee made adjustments for:

•	The revenue, cash flow and EPS impact of acquisitions;

•

The EPS impact of non-cash charges BD took during the year relating to various pension settlements, the settlement of antitrust class action litigation and the verdict in our litigation with Retractable Technologies, Inc.; and

•	The favorable impact on free cash flow of unbudgeted items, including incremental depreciation and amortization, and the favorable timing of certain tax payments.

The Committee makes adjustments when determining the PIP funding factor so that funding for awards appropriately reflects the Company’s underlying operating results and executives do not benefit from, and are not penalized by, unplanned events that occurred during the course of the year. To that end, the adjustment for acquisitions and the adjustments to free cash flow were made because these items were not budgeted for at the beginning of the year when the PIP performance targets were set. Also, the pension and litigation-related charges were eliminated from EPS because neither of these items relate to BD’s underlying operating performance.

The following table shows the PIP awards granted for 2013. These awards are also set forth in the Summary Compensation Table on page 39 under the heading “Non-Equity Incentive Plan Compensation.”

Name	Target Incentive Award	Actual Incentive Award
Vincent A. Forlenza	$1,128,000	1,225,000
Christopher Reidy*	122,610	131,192
William A. Kozy	770,000	865,095
Gary M. Cohen	484,560	466,631
Jeffrey S. Sherman	472,500	530,854

*	Mr. Reidy’s target and actual awards are prorated for the time he was employed at BD during 2013.

The PIP awards made to the named executive officers were generally in-line with our financial performance for the year, as measured against the PIP targets, and no individual’s actual award, as a percentage of his target, exceeded the performance factor by more than 5%. In making these awards, the Compensation Committee considered BD’s performance during the year and individual contributions to BD’s performance. During the year, BD experienced strong financial performance that exceeded management’s business plan in terms of revenue and EPS growth. Management continued to deliver on its strategy for growth, as evidenced by the percentage of sales coming from new products, continued strong growth in emerging markets and the significant contributions from recent acquisitions. The year was also marked by significant progress on key initiatives intended to position BD for long-term growth, including progress on the establishment of a new company-wide innovation system to enhance innovation capabilities within BD and the roll-out of management’s strategic marketing program. Significant contributions to BD’s overall performance also came from management’s operating efficiency programs, including BD’s ReLoCo program, which contributed savings of close to $50 million during the year, and the continued roll-out of our shared service centers in the U.S., Europe and Asia.

Equity compensation awards

The Compensation Committee made the equity compensation awards to the named executive officers shown on page 42. Changes in equity-based compensation paid to NEOs during 2013 compared to 2012 were based on individual performance, adjustments to align award values with market practices, and, in the case of Mr. Kozy, to recognize his appointment to the additional role of BD’s Chief Operating Officer in early 2013. The Performance Units included in these awards cover the 2013-2015 performance period and have a target ROIC of 21.9%.

Payout of prior Performance Unit awards

2010-2012 performance period

In November 2012, Performance Units covering the 2010-2012 performance period vested. These awards had performance targets of 7% currency-neutral revenue growth and 32% ROIC. Our revenue growth and ROIC over the performance period were 3.9% and 27.2%, respectively. Based on our results, there were no payouts for these awards.

2011-2013 performance period

In November 2013 (our 2014 fiscal year), Performance Units covering the 2011-2013 performance period vested. These awards had performance targets of 6% currency-neutral revenue growth and 30% ROIC. Our reported revenue growth and ROIC over the performance period were 4.2% and 23.3%, respectively. Revenue growth, adjusted for acquisitions and divestitures, was 3.7%. This adjusted performance reduced the payout of the awards from 38% to 32% of the share target. The Compensation Committee made adjustments for acquisitions and divestitures because these events were not contemplated at the beginning of the performance period.

Performance Unit payout trend

As stated earlier, BD has been operating in a challenging economic environment the last several years. The impact of global economic conditions on BD’s revenue growth and ROIC has been reflected in Performance Unit payouts over this period, with the last five payouts all being below target. We believe BD’s revenue growth over this time reflects slower growth in the medical technology industry generally as a result of these macroeconomic conditions, rather than weaker growth of BD relative to industry trends. However, we believe these payouts demonstrate a high degree of alignment between pay and BD’s performance against the preset targets, as shown in the table below.

Performance Period	Revenue Growth	ROIC	Performance Unit Payout
2007-2009	6.1%	31.7%	77%
2008-2010	5.8%	30.8%	44%
2009-2011	4.5%	29.0%	20%
2010-2012	3.9%	27.2%	0%
2011-2013	3.7%	25.2%	32%

These reduced Performance Unit payouts have resulted in significant differences between the original grant date value of these awards and the amounts actually realized by the named executive officers listed below, as shown in the following table for the last three payouts.

	2009-2011 Grant		2010-2012 Grant		2011-2013 Grant
Name	Grant Date Value	Realized Value	Grant Date Value	Realized Value	Grant Date Value	Realized Value
Vincent A. Forlenza	$679,000	$163,980	$1,064,038	$0	$1,393,622	$677,682
William A. Kozy	470,188	113,563	782,014	0	846,106	411,454
Gary M. Cohen	470,188	113,563	782,014	0	846,106	411,454
Jeffrey S. Sherman	322,500	77,865	505,435	0	607,219	295,361

Note: Realized values are determined based on the closing BD stock price on the vesting date and include dividend reinvestments during the vesting period. Mr. Reidy’s first Performance Unit grant was for the 2014-2016 performance cycle.

Other Compensation Actions

Compensation of Mr. Reidy. In connection with his election as CFO in July 2013, Mr. Reidy’s base salary was set at $675,000. Mr. Reidy was also guaranteed an equity compensation award in fiscal year 2014 with a grant date value of $2 million, and entered into an agreement providing for his continued employment following a change of control of BD, similar to agreements with other executive officers, which are discussed below. These terms were the result of negotiations between BD and Mr. Reidy in connection with his recruitment and were approved by the Compensation Committee as a reasonable inducement for Mr. Reidy to join BD.

Compensation of Messrs. Elkins and Upadhyay. Mr. Elkins served as CFO until he left BD in November 2012. As a result of his departure, he did not receive any equity compensation or PIP award in 2013, and he forfeited his outstanding equity compensation awards to the extent they were not vested at the time of his departure.

Mr. Upadhyay was our Acting CFO from November 10, 2012 until Mr. Reidy’s appointment. Upon Mr. Reidy’s joining BD, Mr. Upadhyay was appointed Senior Vice President-Finance, and his base salary was increased from $349,650 to 400,000. Mr. Upadhyay eventually left BD in September 2013. Because he was not employed by BD at the end of the fiscal year, Mr. Upadhyay was not eligible for a PIP award. However, in connection with his separation, he received a payment of $214,000 in recognition for his services as Acting CFO and in exchange for certain releases and covenants given to BD. Because he was not an executive officer at the beginning or end of 2013, decisions regarding Mr. Upadhyay’s compensation were not made by the Compensation Committee.

Other Benefits Under Our Executive Compensation Program

Company transportation

Mr. Forlenza is encouraged to use BD aircraft for his personal and business travel in order to make more efficient use of his travel time, for his personal security and to reduce business continuity risk. Mr. Forlenza has entered into a time-sharing arrangement with BD under which he makes payments to BD for his personal use of BD aircraft. For 2013, Mr. Forlenza’s time-share payments exceeded BD’s incremental costs relating to the one personal flight he took during the year. Additional information on the time-sharing arrangement is set forth in the notes to the Summary Compensation Table beginning on page 40.

Deferred compensation

Our Deferred Compensation and Retirement Benefit Restoration Plan (the “Restoration Plan”) is an unfunded, nonqualified plan that, among other things, allows eligible associates to defer receipt of cash compensation and shares issuable under certain equity compensation awards. The plan gives eligible associates the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under our tax-qualified 401(k) plan. The plan is offered to our eligible associates as part of a competitive compensation program. We do not provide any guaranteed earnings on amounts deferred by the named executive officers, and earnings on these accounts are based on their individual investment elections. BD provides matching contributions on cash amounts deferred under the plan, subject to certain limits. A more complete description of the deferred compensation provisions of the plan begins on page 49.

Pension benefits

We offer retirement benefits for all of our U.S. associates. Because the Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under the BD Retirement Plan, our qualified defined benefit retirement plan, we provide additional retirement benefits through our Restoration Plan. Together, these plans are designed to provide a market-competitive level of income replacement for our retirement-eligible associates, reduce associate turnover and contribute towards a competitive compensation package. The named executive officers participate in these plans on the same basis as all eligible associates. We do not include the value of equity compensation in calculating pension benefits. A more complete description of our pension benefits begins on page 46.

Change of control agreements

We have entered into agreements with the named executive officers relating to their employment following a change of control. These agreements provide the executives with continued employment for a period of two years following a change of control of BD, and provide certain benefits to the executives in the event their employment is terminated without cause or they leave their employment for “good reason” (also known as a constructive termination) during such period. Generally, these benefits include a severance payment equal to a multiple of the executive’s salary and PIP award, and certain other benefits. A more complete description of the terms and potential payouts of our change of control agreements begins on page 51.

General purpose. Our change of control agreements are intended to retain the executives and provide continuity of management in the event of an actual or potential change of control of BD. These change of control benefits are reviewed from time-to-time by the Compensation Committee to ensure that they are consistent with our compensation objectives and market practices. Based on information provided by Pay Governance, change of control arrangements are used by a substantial majority of the companies in the Comparison Group, and the terms of our agreements, including the severance multiple, are consistent with the prevailing practices at those companies. The Compensation Committee believes the benefits provided under these agreements are appropriate and are consistent with our objective of attracting and retaining highly qualified executives.

Triggering events. Our agreements contain a “double trigger”—that is, there must be a change of control of BD and a termination of the executive’s employment in order for any payments to be made. We opted for a double trigger, rather than a “single trigger” that provides for severance payments solely on the basis of a change of control, since a double trigger is consistent with the purpose of encouraging the continued employment of the executive following a change of control.

Tax reimbursement payments. In certain instances, payments made to an executive on account of his termination may be subject to a 20% excise tax. Under certain of our agreements, to offset the effect of this tax, we will reimburse the executive for any resulting excise tax. We provide for these payments because they allow the executive to recognize the full intended economic benefit of his agreement and eliminate unintended disparities between executives that the excise tax can arbitrarily impose, owing to the particular structure of this tax provision. However, while we believe these tax reimbursement provisions serve a valid purpose, in light of trends in executive compensation practices, it has been our policy since 2011 that any new change of control agreements that we enter into with executive officers will not contain these provisions. For instance, the agreement we entered into with Mr. Reidy upon his joining BD this year does not contain these provisions.

Other change in control provisions

Upon a change in control, all outstanding equity compensation awards granted to our associates, including the named executive officers, immediately vest. Unlike the “double trigger” discussed above, no termination of employment is required for the accelerated vesting of the awards. This “single-trigger” vesting provides our associates with the same opportunity as our shareholders to realize the value created by the transaction.

Significant Policies and Additional Information Regarding Executive Compensation

Recovery of prior compensation

We have a policy that gives the Board the discretion to require a member of the BD Leadership Team (which includes 57 senior BD leaders, including the named executive officers) to reimburse BD for any PIP award or Performance Unit payout that was based on financial results that were subsequently restated as a result of that person’s misconduct. The Board also has the discretion to cancel any equity compensation awards (or recover payouts under such awards) that were granted to such person with respect to the restated period, and require the person to reimburse BD for any profits realized on any sale of BD stock occurring after the public issuance of the financial statements that were subsequently restated.

The policy also gives the Board the authority to require members of the BD Leadership Team who were not involved in the misconduct to reimburse BD for the amount by which their PIP award or Performance Unit payouts exceeded the amount they would have received based on the restated results.

Share retention and ownership guidelines

To increase executive share ownership and promote a long-term perspective when managing our business, our executive officers and other members of the BD Leadership Team are required to retain, in shares of BD stock, 75% of the net after-tax proceeds from any equity compensation awards granted to them after they become members of the BD Leadership Team. They are subject to these requirements until they achieve the required ownership level. The required ownership levels are:

Chief Executive Officer	5 times salary
Other Executive Officers	3 times salary
Other BD Leadership Team Members	1 times salary

Shares held directly, shares held indirectly through our 401(k) plan and Restoration Plan, and TVUs are included in determining a person’s share ownership. Messrs. Forlenza, Kozy, Cohen and Sherman have holdings in excess of their ownership requirement. We have a policy that prohibits our directors and associates from pledging BD shares, or engaging in options, puts, calls or other transactions that are intended to hedge against the economic risk of owning BD shares.

Timing of equity award grants

The Compensation Committee has adopted a policy that prohibits the backdating of any equity compensation award and requires our annual equity compensation awards and any “off-cycle” awards approved by our CEO to be made on fixed dates. The policy also prohibits manipulating the timing of either the public release of information or the grant of an award in order to increase the value of the award. Under the policy, the exercise price of any stock option or SAR award will be the closing price of BD stock on the grant date.

Tax considerations

Section 162(m) of the Internal Revenue Code precludes BD from taking a federal income tax deduction for compensation paid in excess of $1 million to its CEO and its three other most highly-compensated executive officers other than the CFO. This limitation does not apply, however, to “performance-based” compensation. While the Compensation Committee generally attempts to maximize the deductibility of compensation, the Compensation Committee believes that the primary purpose of our compensation program is to support BD’s business strategy and the long-term interests of our shareholders. Therefore, the Compensation Committee maintains the flexibility to award compensation that may not be tax-deductible if doing so furthers the objectives of our executive compensation program.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table shows the compensation provided by BD to each of the named executive officers in fiscal year 2013.

FISCAL YEAR 2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Stock Awards($)(1)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(3)	All Other Compensation($)(4)	Total($)
Vincent A. Forlenza	2013	930,000	3,758,005	2,449,317	1,225,000	784,753	35,958	9,183,033
Chairman, Chief	2012	900,000	3,441,639	2,292,422	1,080,000	1,662,465	41,750	9,418,276
Executive Officer and President	2011	725,000	1,393,622	1,434,250	723,077	709,038	33,867	5,018,854
Christopher R. Reidy(5)	2013	144,247	0	0	131,192	6,346	7,189	288,974
Chief Financial Officer and Executive Vice President of Administration
William A. Kozy	2013	690,000	1,844,731	1,202,322	865,095	741,154	39,704	5,383,006
Executive Vice	2012	643,250	1,369,703	912,346	724,500	1,116,174	44,622	4,810,595
President and Chief Operating Officer	2011	588,500	846,106	870,794	500,000	575,624	33,701	3,414,725
Gary M. Cohen	2013	605,700	601,293	391,887	466,631	0	34,615	2,100,126
Executive Vice	2012	601,275	899,409	599,114	250,000	1,300,415	43,556	3,693,769
President	2011	583,500	846,106	870,794	470,000	356,996	33,696	3,161,092
Jeffrey S. Sherman	2013	516,250	903,154	588,622	530,854	603,993	38,975	3,181,848
Senior Vice	2012	486,250	839,910	559,430	444,300	116,370	34,300	2,480,560
President and General Counsel
David V. Elkins(6)	2013	78,125	0	0	0	30,546	22,500	131,171
Former Executive	2012	618,750	1,200,221	799,461	599,900	49,307	35,175	3,302,814
Vice President and Chief Financial Officer	2011	575,000	846,106	870,794	550,000	42,863	70,693	2,955,456
Suketu Upadhyay(7)	2013	351,477	240,545	156,750	0	24,717	237,284	1,010,773
Former Acting Chief Financial Officer

(1)	Stock Awards and Option Awards. The amounts shown in the “Stock Awards” column (which includes performance-based and time-vested restricted stock units) and “Option Awards” column (which includes stock-settled stock appreciation rights) reflect the grant date fair value of the awards under FASB ASC Topic 718 (disregarding estimated forfeitures). For a description of the methodology and assumptions used to determine the amounts reflected in these columns, see note 7 to the consolidated financial statements contained in our Annual Reports on Form 10-K for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

Amounts shown in the “Stock Awards” column for 2013 include awards of Performance Units, which are performance-based restricted stock units. The amounts included in this column are the grant date fair values of these awards at target payout, which we believe is the most probable outcome based on the applicable performance conditions. Below are the grant date fair values of these awards, assuming maximum payout (200% of target):

Name	Grant date fair value at target payout	Grant date fair value at maximum payout
Vincent A. Forlenza	$2,508,019	$5,016,038
William A. Kozy	1,231,141	2,462,282
Gary M. Cohen	401,315	802,630
Jeffrey S. Sherman	602,730	1,205,460
Suketu Upadhyay	160,512	321,024

(2)	Non-Equity Incentive Plan Compensation. Includes amounts earned under BD’s Performance Incentive Plan (“PIP”). These amounts are paid in January following the fiscal year in which they are earned, unless deferred at the election of the named executive officer.

(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings.

Pension—Amounts shown are the aggregate changes in the actuarial present value of accumulated benefits under our defined benefit pension plans (including our restoration plan). These amounts represent the difference between the present value of accumulated pension benefits at normal retirement age (or, in the case of Messrs. Forlenza and Kozy, the earliest date they can retire without any reduction in benefits) at the beginning and end of the fiscal year (or, in the case of Messrs. Elkins and Upadhyay, the date they separated from BD). A decrease in present value is shown in the table as “0”. The actuarial present value of Mr. Cohen’s accumulated pension benefits decreased $184,793 during the year. Information regarding our pension plans begins on page 46. BD’s pension plans allow for early retirement in certain cases without any reduction in benefits if a participant’s combined age and years of service reach a certain amount.

Deferred Compensation—Earnings on nonqualified deferred compensation are not included in this column, since no named executive officer earned above-market or preferential earnings on nonqualified deferred compensation during the fiscal years shown. Information on the named executive officers’ nonqualified deferred compensation accounts is on page 49.

(4)	All Other Compensation. Amounts shown for fiscal year 2013 include the following:

	Vincent A. Forlenza	Christopher R. Reidy	William A. Kozy	Gary M. Cohen	Jeffrey S. Sherman	David V. Elkins	Suketu Upadhyay
Matching contributions under plans	$33,975	$7,089	$33,975	$33,975	$33,975	$22,500	$23,284
Matching charitable gifts	1,000	100	5,000	—	5,000	—	—
Term life insurance	983	—	729	640	—	—	—
Separation payment	—	—	—	—	—	—	214,000

Total	35,958	7,189	39,704	34,615	38,975	22,500	237,284

The following is a description of these benefits:

•	Matching Contributions Under Plans—The amounts shown reflect matching contributions made by BD pursuant to our 401(k) plan and Deferred Compensation and Retirement Benefit Restoration Plan.

•

Matching Charitable Gifts—The amounts shown are matching contributions under BD’s Matching Gift Program, under which BD matches up to $5,000 of contributions per calendar year made by an associate to qualifying non-profit organizations.

•

Term Life Insurance—BD provides incremental term life insurance benefits to certain named executive officers beyond those provided to BD associates generally. The amounts shown reflect the dollar value of the insurance premiums paid by BD for this incremental insurance.

•	Separation Payment—In connection with his separation, Mr. Upadhyay received a payment of $214,000 in recognition for his services as Acting CFO and for certain releases and covenants given to BD.

Pursuant to a policy adopted by the Board of Directors, Mr. Forlenza is encouraged to use BD aircraft for his personal and business travel. The value of Mr. Forlenza’s personal use of BD aircraft is measured by the incremental variable costs incurred by BD in connection with these personal flights that are not reimbursed by Mr. Forlenza. These variable costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, and landing and parking fees. If the aircraft flies empty before picking up or after dropping off Mr. Forlenza at a destination, the costs of the empty flight are included in the incremental cost. Since BD aircraft are used predominantly for business purposes, we do not include fixed costs that do not change in amount based on usage, such as depreciation and pilot salaries.

BD and Mr. Forlenza have entered into a time-sharing arrangement under which Mr. Forlenza makes time-share payments to BD for his personal use of BD aircraft. The payments are for the maximum amount permitted by Federal Aviation Administration regulations without subjecting BD to regulation as a charter carrier. Mr. Forlenza’s payments under this arrangement for the one personal flight taken in fiscal year 2013 exceeded the variable costs incurred by BD in connection with these flights. Accordingly, no value has been attributed to his use of corporate aircraft in the Summary Compensation Table. Mr. Forlenza is responsible for the payment of any tax on any income imputed to him as a result of his personal use of corporate aircraft.

(5)	Mr. Reidy joined BD on July 15, 2013.

(6)	Mr. Elkins resigned from BD effective November 9, 2012.

(7)	Mr. Upadhyay served as Acting Chief Financial Officer from November 10, 2012 to July 14, 2013. He subsequently resigned from BD effective September 20, 2013.

INFORMATION REGARDING PLAN AWARDS IN FISCAL YEAR 2013

Set forth below is information regarding awards granted to the named executive officers in fiscal year 2013. The non-equity incentive awards were made under the PIP. The equity awards were made under BD’s 2004 Employee and Director Equity-Based Compensation Plan. Mr. Elkins did not receive any plan-based awards in 2013.

Grants of Plan-Based Awards in Fiscal Year 2013

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards($)(5)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent A. Forlenza	PIP	N/A	778,320	1,128,000	2,256,000
	TVU	11/20/12							17,758			1,249,986
	PU	11/20/12				14,776	34,766	69,532				2,508,019
	SAR	11/20/12								202,758	76.18	2,449,317
Christopher R. Reidy	PIP	N/A	84,601	122,610	245,220
William A. Kozy	PIP	N/A	531,300	770,000	1,540,000
	TVU	11/20/12							8,717			613,590
	PU	11/20/12				7,253	17,066	34,132				1,231,141
	SAR	11/20/12								99,530	76.18	1,202,322
Gary M. Cohen	PIP	N/A	334,346	484,560	969,120
	TVU	11/20/12							2,841			199,978
	PU	11/20/12				2,364	5,563	11,126				401,315
	SAR	11/20/12								32,441	76.18	391,887
Jeffrey S. Sherman	PIP	N/A	326,025	472,500	945,000
	TVU	11/20/12							4,268			300,425
	PU	11/20/12				3,551	8,355	16,710				602,730
	SAR	11/20/12								48,727	76.18	588,622
Suketu Upadhyay(6)	TVU	11/20/12							1,137			80,033
	PU	11/20/12				946	2,225	4,450				160,512
	SAR	11/20/12								12,976	76.18	156,750

(1)	Award Type:

PIP = Performance Incentive Plan

TVU = Time-Vested Unit

PU = Performance Unit

SAR = Stock Appreciation Right

(2)	The amounts shown represent the range of possible dollar payouts that a named executive officer could earn under the PIP for fiscal year 2013, based on certain assumptions. Actual payments under the Performance Incentive Plan for fiscal year 2013 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 39. The amount in the “Threshold” column assumes BD achieved the minimum performance levels, resulting in available funding for awards at 69% of target, and that the named executive officer received a payment equal to 69% of his award target. Because the Compensation Committee has discretion in setting PIP awards, actual awards may be higher or lower than the threshold amount shown. The “maximum” column reflects an award at 200% of target, the maximum award an individual may receive under the plan. Messrs. Elkins and Upadhyay also were not eligible for PIP awards for fiscal year 2013, as they were not employed by BD at the end of the fiscal year.

(3)	The amounts shown represent the range of potential share payouts under Performance Unit awards. The amount in the “Threshold” column shows the number of shares that will be paid out, assuming BD achieves the minimum performance required for the payment of shares.

(4)	The exercise price is the closing price of BD common stock on the date of grant, as reported on the New York Stock Exchange.

(5)

The amounts shown in this column reflect the grant date fair value of the awards under FASB ASC Topic 718 used by BD for financial statement reporting purposes (disregarding estimated forfeitures). For a discussion of the assumptions made to determine the grant date fair value of these awards, see Note 7 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

(6)	Mr. Upadhyay forfeited his fiscal year 2013 equity-based compensation awards upon his resignation from BD.

Description of Awards

Performance Incentive Plan

The PIP provides an opportunity for annual cash incentive payments to eligible associates. A more detailed discussion of the PIP and the performance targets established under the PIP for fiscal year 2013 appears in the Compensation Discussion and Analysis section of this proxy statement. Total awards to BD’s executive officers may not, in the absence of special circumstances, exceed 3% of our reported after-tax net income for the fiscal year.

Equity Compensation Awards

Performance Units. Performance Units are performance-based restricted stock units that vest three years after grant. The potential payouts under these awards range from zero to 200% of the award’s share target. The actual payout will be based on BD’s performance against the performance targets over the three-year performance period covering fiscal years 2013-2015. A more detailed discussion of the performance targets for these awards appears in the Compensation Discussion and Analysis section of this proxy statement. Performance Units are not transferable, and holders may not vote shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.

Time-Vested Units. A TVU is a restricted stock unit that represents the right to receive one share of BD common stock upon vesting. TVUs vest three years after grant. TVUs are not transferable, and holders may not vote shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.

Stock-Settled Stock Appreciation Rights. A SAR represents the right to receive, upon exercise, shares of BD common stock equal in value to the difference between the market price of BD common stock at the time of exercise and the exercise price. SARs have a ten-year term, and become exercisable in four equal annual installments, beginning one year following the grant date.

Change of Control. Performance Units, TVUs and SARs fully vest upon a change of control (see “Accelerated Vesting of Equity Compensation Awards Upon a Change of Control” on page 52).

OUTSTANDING EQUITY AWARDS

The following table sets forth the outstanding equity-based compensation awards held by the named executive officers at the end of fiscal year 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Vincent A. Forlenza	11/23/2004	22,923	0	$54.41	11/23/2014
	11/21/2005	21,118	0	$59.16	11/21/2015
	11/21/2006	18,073	0	$71.72	11/21/2016
	11/20/2007	18,157	0	$84.33	11/20/2017
	11/25/2008	34,544	0	$62.50	11/25/2018
	11/24/2009	41,055	13,687	$75.63	11/24/2019
	11/23/2010	42,686	42,686	$76.64	11/23/2020
	11/22/2011	45,448	136,346	$72.12	11/22/2021
	11/20/2012	0	202,758	$76.18	11/20/2022
	Various					68,782	6,879,576	68,040	6,805,361
William A. Kozy	11/21/2005	21,118	0	$59.16	11/21/2015
	11/21/2006	18,073	0	$71.72	11/21/2016
	11/20/2007	18,157	0	$84.33	11/20/2017
	11/25/2008	23,922	0	$62.50	11/25/2018
	11/24/2009	30,174	10,061	$75.63	11/24/2019
	11/23/2010	25,916	25,917	$76.64	11/23/2020
	11/22/2011	18,087	54,264	$72.12	11/22/2021
	11/20/2012	0	99,530	$76.18	11/20/2022
	Various					51,742	5,175,235	30,308	3,031,406
Gary M. Cohen	11/21/2006	18,073	0	$71.72	11/21/2016
	11/20/2007	18,157	0	$84.33	11/20/2017
	11/25/2008	23,922	0	$62.50	11/25/2018
	11/24/2009	30,174	10,061	$75.63	11/24/2019
	11/23/2010	25,916	25,917	$76.64	11/23/2020
	11/22/2011	11,877	35,634	$72.12	11/22/2021
	11/20/2012	0	32,441	$76.18	11/20/2022
	Various					35,194	3,520,104	14,259	1,426,185
Jeffrey S. Sherman	11/21/2006	12,769	0	$71.72	11/21/2016
	11/20/2007	12,380	0	$84.33	11/20/2017
	11/25/2008	16,408	0	$62.50	11/25/2018
	11/24/2009	19,500	6,502	$75.63	11/24/2019
	11/23/2010	18,598	18,600	$76.64	11/23/2020
	11/22/2011	11,091	33,273	$72.12	11/22/2021
	11/20/2012	0	48,727	$76.18	11/20/2022
	Various					27,776	2,778,156	16,476	1,647,930
Suketu Upadhyay	11/23/2010	2,668	0	$76.64	12/20/2013
	11/22/2011	2,673	0	$72.12	12/20/2013

(1)	Stock options and SARs are included in these columns. Stock options and SARs become exercisable in four equal annual installments, beginning one year following the date of grant.

Set forth below is the value of the exercisable options and SARs held by named executive officers at the end of fiscal year 2013. The value represents the difference between $100.02, the closing price of BD common stock on September 30, 2013, and the exercise price of each exercisable option or SAR held by the named executive officer. These values may not reflect the value actually realized by the named executive officers upon exercise. Messrs. Elkins and Reidy did not have any outstanding equity awards at the end of fiscal year 2013.

Name	Value of Vested Options and SARs
Vincent A. Forlenza	$7,268,275
William A. Kozy	4,403,377
Gary M. Cohen	3,367,131
Jeffrey S. Sherman	2,391,098
Suketu Upadhyay	136,955

(2)	The amounts shown in this column include grants of restricted stock unit awards that are not performance-based. These include TVUs granted on November 22, 2011 and November 20, 2012, respectively, which vest three years after grant. The amounts shown for certain named executive officers also include awards that vest at, or one year following, the retirement of the named executive officer. Also includes shares under the Performance Units granted on November 23, 2010, which cover the 2011-2013 fiscal year period.

(3)	Market value has been calculated by multiplying the number of unvested units by $100.02, the closing price of BD common stock on September 30, 2013. These values may not reflect the value actually realized by the named executive officers.

(4)	The amounts in this column represent the Performance Unit awards shown below. The amounts shown reflect the target shares issuable under the awards plus, with respect to the November 2011 grant, accrued dividend shares. Dividends do not accrue on the November 2012 grant. The actual number of shares issued under these awards will be based on BD’s performance over the applicable performance period.

For Mr. Forlenza:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/22/2011	33,274	Fiscal years 2012-2014	11/22/2014
11/20/2012	34,766	Fiscal years 2013-2015	11/20/2015

For Mr. Kozy:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/22/2011	13,242	Fiscal years 2012-2014	11/22/2014
11/20/2012	17,066	Fiscal years 2013-2015	11/20/2015

For Mr. Cohen:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/22/2011	8,696	Fiscal years 2012-2014	11/22/2014
11/20/2012	5,563	Fiscal years 2013-2015	11/20/2015

For Mr. Sherman:

Grant Date	Number of Shares Issuable	Performance Period	Vesting Date
11/22/2011	8,121	Fiscal years 2012-2014	11/22/2014
11/20/2012	8,355	Fiscal years 2013-2015	11/20/2015

STOCK OPTION EXERCISES AND VESTING OF STOCK UNITS

The following table contains information relating to the exercise of stock options and SARs, and the vesting of Performance Units and TVUs, during fiscal year 2013.

Option Exercises and Stock Vested in Fiscal Year 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Vincent A. Forlenza	26,000	1,277,869	0	0
William A. Kozy	22,923	759,966	0	0
Gary M. Cohen	44,530	1,858,654	0	0
Jeffrey S. Sherman	31,318	1,110,837	0	0
David V. Elkins	29,380	125,924	0	0
Suketu Upadhyay	0	0	1,511	147,141

(1)	Represents the difference between the exercise price and the fair market value of BD common stock at exercise. Mr. Cohen’s exercises amounts include 21,353 SARs resulting in the acquisition of 8,753 net shares. Mr. Sherman’s exercises amounts include 15,017 SARs resulting in the acquisition of 5,899 net shares. Mr. Elkins’ exercise of 29,380 SARs resulted in the acquisition of 1,567 net shares.

(2)	There was no payout of the Performance Units vesting in fiscal year 2013, which covered the fiscal year 2010-2012 performance period, as the performance factor was zero. Mr. Upadhyay vested in shares under TVUs granted in September 2010.

(3)	The value for Mr. Upadhyay is based on the closing price of BD stock of $97.38 on his vesting date.

OTHER COMPENSATION

Retirement Plan

General. BD’s Retirement Plan is a non-contributory defined benefit plan that provides for normal retirement at age 65 and permits earlier retirement in certain cases. The Retirement Plan is generally available to all active full-time and part-time U.S. BD associates.

The Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under the Retirement Plan and the amount of compensation that may be recognized in calculating these benefits. BD makes supplemental payments to its nonqualified Deferred Compensation and Retirement Benefit Restoration Plan (the “Restoration Plan”) to offset any reductions in benefits that result from these limitations. BD’s obligations to pay retirement benefits under the Restoration Plan are funded through a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change of control of BD (as defined in the trust agreement).

The Retirement Plan and the Restoration Plan generally provide retirement benefits on a “cash balance” basis. Under the cash balance provisions, an associate has an account that is increased by pay credits based on compensation, age and service, and by interest credits based on the rate prescribed by the plan.

Prior to January 1, 2013, benefits were based on a “final average pay” formula for associates who were hired before April 1, 2007 and who did not elect to be covered under the cash balance formula. Effective

January 1, 2013, all final average pay participants were converted to the cash balance formula with an opening cash balance equal to the actuarial present value of the final average pay benefit accrued, based on service and pay through December 31, 2012. Upon retirement, the value of this opening cash balance (with interest credits) is compared to the value of the December 31, 2012 benefit accrued under the final average pay formula and the greater of the two is payable to the participant. Benefits accrued after December 31, 2012 are determined under the cash balance formula only.

Estimated Benefits. The following table shows the lump sum actuarial present value on September 30, 2013 of accumulated retirement benefits payable under our plans at the earliest date on which the named executive officer can retire without any reduction in retirement benefits, assuming benefits payable as a single life annuity (see discussion of early retirement benefits below). For a description of the other assumptions used in calculating the present value of these benefits, see note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

PENSION BENEFITS AT 2013 FISCAL YEAR-END

Name	Plan name	Number of years credited service (#)(1)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Vincent A. Forlenza	Retirement Plan	33	1,522,552	0
	Restoration Plan	33	8,051,507	0
Christopher R. Reidy	Retirement Plan	1	6,346	0

William A. Kozy	Retirement Plan	39	1,832,617	0
	Restoration Plan	39	7,047,225	0
Gary M. Cohen	Retirement Plan	30	1,452,860	0
	Restoration Plan	30	4,833,706	0
Jeffrey S. Sherman	Retirement Plan	10	316,707	0
	Restoration Plan	10	739,485	0
David V. Elkins	Retirement Plan	4	0	44,147
	Restoration Plan	4	0	128,659
Suketu Upadhyay	Retirement Plan	3	36,683	0
	Restoration Plan	3	20,547	0
(1)	Years of credited service are rounded up.

Amounts shown are not subject to any further deduction for Social Security benefits or other offsets. Associates may elect to receive a lifetime pension or the actuarial value of their retirement benefits in a lump sum, as described below.

Calculation of Benefits

Final average pay provisions used to determine benefits accrued prior to January 1, 2013. The monthly pension benefit payable in cases of retirement at normal retirement age under the final average pay provisions of the Retirement Plan is calculated using the following formula:

(1% of average final covered compensation, plus 1.5% of average final excess compensation)

multiplied by years and months of credited service

For purposes of the formula, “average final covered compensation” is generally the portion of an associate’s covered compensation subject to Social Security tax, and “average final excess compensation” is the portion that is not subject to such tax.

The final average pay formula does not apply to any service rendered or compensation earned after December 31, 2012.

Cash balance provisions. Each month, an associate’s cash balance account is credited with an amount equal to a percentage of the associate’s total compensation for the month (generally, salary and other forms of regular compensation, including commissions and PIP awards). Such percentage is calculated as follows:

Age plus years of credited service as of the upcoming December 31	Credit percentage
Less than 40	3%
40-49	4%
50-59	5%
60-69	6%
70 or more	7%

In addition, each month the associate’s account is credited with interest. The rate used during the year is determined based on the 30-year U.S. Treasury rates in effect during the prior September.

Early Retirement. Early retirement is available for an associate who has reached age 55 and has at least 10 years of vesting service. Messrs. Forlenza and Kozy are currently eligible for early retirement under the plans.

For benefits earned prior to January 1, 2013 under the final average pay provisions of the Retirement Plan, an associate’s pension benefit is reduced by 4/10 of 1% (0.004) for each month that the associate receives benefits before the earlier of (i) age 65 or (ii) the date the associate’s age plus years of credited service would have equaled 85 had his or her employment continued. For example, if an associate were to retire at age 63 with 22 years of service, the associate’s final average pay benefit would not be reduced, because the sum of the associate’s age and service equals 85.

Under the cash balance provisions, the amount of the associate’s benefit will be the associate’s vested account balance on the early retirement date. The associate may elect to begin payment of the account balance on the early retirement date or delay payment until the normal retirement date.

For those named executive officers who formerly participated in the final average pay formula and were converted to cash balance, the portion of the cash balance account attributable to the converted final average pay benefit is compared to the value of the final average pay benefit accrued through December 31, 2012 under the final average formula. The result that produces the higher benefit is payable.

Form of Benefit. Participants may elect to receive their benefits in various forms. Participants may select a single life annuity, in which pension payments will be payable only during the associate’s lifetime. Associates may also elect to receive their benefits in a single lump sum payment. Under the final average pay provisions, this lump sum is actuarially equivalent to the benefit payable under the single life annuity option. Under the cash balance provisions, the lump sum is equal to the associate’s account balance.

Married participants may select a joint and survivor annuity option. Under this option, the associate receives a reduced benefit during his or her lifetime, and, upon death, the associate’s spouse will receive monthly payments for the remainder of the spouse’s lifetime. The associate can choose a continuation benefit of 50%, 75% or 100% of the amount that was paid to the associate. The degree to which the pension benefit is reduced depends upon the age difference of the associate and the spouse, and on the percentage of the continuation benefit that is selected.

Associates may also select a guaranteed payment option. The associate chooses a designated number of guaranteed monthly payments (either a 60-month minimum guarantee or a 120-month minimum guarantee). If the associate dies before receiving all of the minimum payments, the associate’s beneficiary will receive the balance of the payments. If this option is selected, the single life annuity otherwise payable is reduced to cover the cost of the guarantee. The amount of the reduction is 3% if the 60-month option is chosen, and 7% if the 120-month option is chosen.

Deferred Compensation

Cash Deferrals. The Restoration Plan also allows an eligible BD associate to defer receipt of up to 75% of salary and/or up to 100% of a PIP award until the date or dates elected by the associate. The amounts deferred are invested in a BD common stock account or in cash accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the investment selections of the participants. The investment risk is borne solely by the participant. Participants are entitled to change their investment elections at any time with respect to prior deferrals, future deferrals or both. The plan does not offer any above-market or preferential rates of return to the named executive officers. The investment options available to participants may be changed by BD at any time.

Deferral of Equity Awards. The plan also allows associates to defer receipt of up to 100% of the shares issuable under their Performance Units and TVUs. These deferred shares are allocated to the participant’s BD stock account and must stay in such account until they are distributed.

Withdrawals and Distributions. Participants may elect to receive deferred amounts either while they are still employed at BD or following termination of employment. Participants may elect to receive distributions in installments or in a lump sum. Except in an unforeseen emergency, participants may not withdraw deferred funds prior to their scheduled distribution date.

Matching Contributions. BD provides matching contributions on cash amounts deferred under the plan. These contributions are made in the first calendar quarter following the calendar year in which the compensation was deferred. BD matches 75% of the first 6% of salary and PIP award deferred by a participant under the plan to the extent the total cash compensation from which a participant makes contributions to the plan does not exceed two times the limit for qualified plans.

Unfunded Liability. BD is not required to make any contributions to the plan with respect to its obligations to pay deferred compensation. BD has unrestricted use of any cash amounts deferred by participants. Participants have an unsecured contractual commitment from BD to pay the amounts due under the plan. When such payments are due, the cash and/or stock will be distributed from BD’s general assets. BD has purchased corporate-owned life insurance that mirrors the returns on amounts deferred under the plan to substantially offset this liability.

Account Information. The following table sets forth information regarding activity during fiscal year 2013 in the plan accounts maintained by the named executive officers.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2013

Name	Executive contributions in last fiscal year ($)(1)	Registrant contributions in last fiscal year ($)(2)	Aggregate earnings in last fiscal year ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year-end ($)(3)
Vincent A. Forlenza	161,254	22,500	178,688	0	1,392,736
Christopher R. Reidy	3,427	2,570	22	0	3,449
William A. Kozy	112,393	22,500	183,678	0	1,392,866
Gary M. Cohen	51,342	22,500	706,170	0	4,574,085
Jeffrey S. Sherman	57,593	22,500	484,467	0	2,629,967
David V. Elkins	47,882	22,500	37,279	142,560	149,361
Suketu Upadhyay	63,697	9,675	49,222	0	311,575

(1)	The following amounts are reported as compensation in the fiscal year 2013 “Salary” column of the Summary Compensation Table appearing on page 39: Mr. Forlenza—$85,654; Mr. Reidy—$3,427; Mr. Elkins—$5,889; Mr. Kozy—$68,923; Mr. Cohen—$36,342; Mr. Sherman—$30,935; and Mr. Upadhyay—$36,697. The remaining executive contributions relate to the deferral of fiscal year 2012 PIP awards that were payable in 2013.

(2)	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and reflect matching credits that will be credited to participant accounts in 2014.
(3)	Reflects amounts in which the named executive officer is vested. BD matching contributions fully vest after a participant has been at BD for four years.

PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Payments upon termination of employment

The following table shows the estimated payments and benefits that would be paid by BD to each of the named executive officers listed below as a result of his termination of employment under various scenarios. The amounts shown assume termination of employment on September 30, 2013. However, the actual amounts that would be paid to these named executive officers under each scenario can only be determined at the actual time of termination.

Name	Termination without cause or for “good reason” following a change of control(1)	Termination due to retirement(2)	Termination without cause(3)	Termination due to disability(4)	Termination due to death(5)
Vincent A. Forlenza	$25,362,309	$30,282,770	$30,900,174	$31,529,520	$33,409,520
Christopher R. Reidy	1,954,125	—	318,353	13,596	688,596
William A. Kozy	18,414,722	20,325,900	20,946,160	21,082,852	22,482,852
Gary M. Cohen	15,408,993	—	8,725,085	11,859,534	13,071,534
Jeffrey S. Sherman	6,325,403	—	4,427,174	7,774,519	8,299,519

(1)	Includes amounts payable under change of control employment agreements (which are described below), and amounts distributable under BD’s Retirement Plan and Restoration Plan, assuming payout as a lump sum. Also includes for Mr. Reidy the accelerated vesting of company matching contributions under BD’s 401(k) plan and the Restoration Plan. Does not include the accelerated vesting of equity compensation awards that occurs solely upon a change of control, which is discussed below.

(2)	Includes amounts distributable under BD’s Retirement Plan and Restoration Plan, assuming payout as a lump sum, and the accelerated vesting of equity compensation awards upon retirement. The amounts included for equity compensation in the above table reflect the pro rata amount of Performance Units earned as of September 30, 2013, with awards that vested in November 2013 included at actual payout and all other Performance Units at their target payout. Messrs. Reidy, Cohen and Sherman were not eligible for retirement under BD’s plans as of September 30, 2013.

(3)	Includes amounts distributable under BD’s Pension Plan and Restoration Plan, assuming payout as a lump sum, the accelerated vesting of equity compensation awards, outplacement services (with an assumed maximum cost of $100,000), health and welfare benefits and severance benefits. BD’s severance policy for U.S. associates provides for severance payments equal to two weeks’ salary for each year of service (assuming the associate grants a general release to BD), subject to a maximum of $510,000, except for instances that do not involve a reduction in force, in which case the payment of severance is at BD’s discretion. The table assumes payment of severance to the named executive officers in the amount that would be paid in a reduction in force.

(4)	Includes amounts distributable under BD’s Pension Plan and Restoration Plan, assuming payout as a lump sum, and the accelerated vesting of equity compensation awards. Also includes for Mr. Reidy the accelerated vesting of company matching contributions.

(5)	Includes amounts distributable under BD’s Pension Plan and Restoration Plan, assuming payout as a lump sum, the accelerated vesting of equity compensation awards and life insurance benefits. Also includes for Mr. Reidy the accelerated vesting of company matching contributions.

The amounts shown in the above table do not include vested deferred compensation distributable upon termination, which is shown on page 49. The amounts shown also do not include the value of vested stock options and SARs held by the named executive officers as of September 30, 2013. The value of these vested options and SARs appears on page 45.

Payments upon the termination of employment of Messrs. Elkins and Upadhyay

Mr. Elkins’ did not receive any severance or other payments upon his resignation from BD in November 2012, other than distribution of vested amounts under BD’s Retirement Plan and Restoration Plan, as shown on page 47, and vested deferred compensation. In connection with his resignation from BD in September 2013, Mr. Upadhyay received a payment of $214,000 in recognition for his services as Acting CFO during the year and in exchange for certain releases and covenants given to BD. Mr. Upadhyay will not receive any other payments from BD in connection with his resignation, other than distribution of vested amounts under the BD Retirement Plan and Restoration Plan.

Payments upon termination under change of control agreements

BD has entered into agreements with Messrs. Forlenza, Reidy, Kozy, Cohen and Sherman that provide for the continued employment of the executive for a period of two years following a change of control of BD. These agreements are designed to retain key executives and provide continuity of management in the event of an actual or threatened change of control of BD. The following is a summary of the key terms of the agreements.

The agreement provides that BD will continue to employ the executive for two years following a change of control, and that, during this period, the executive’s position and responsibilities at BD will be materially the same as those prior to the change of control. The agreement also provides for minimum salary, PIP award and other benefits during this two-year period. “Change of control” is defined under the agreement generally as:

•	the acquisition by any person or group of 25% or more of the outstanding BD common stock;

•	the incumbent members of the Board ceasing to constitute at least a majority of the Board;

•	certain business combinations; and

•	shareholder approval of the liquidation or dissolution of BD.

The agreement also provides that, in the event the executive is terminated without “cause” or the executive terminates his employment for “good reason” during the two years following a change of control, the executive would receive:

•

a pro rata PIP award for the year of termination based on the greater of (i) the executive’s average PIP award for the last three fiscal years prior to termination, and (ii) his target PIP award for the year in which the termination occurs (the greater of the two being referred to herein as the “Incentive Payment”);

•	a lump sum severance payment equal to three times (two times in the case of Messrs. Reidy and Sherman) the sum of the executive’s annual salary and his Incentive Payment;

•

a lump sum payment equal to the present value of the increased pension benefits the executive would have received had he remained employed for an additional three years (two years in the case of Messrs. Reidy and Sherman) following termination;

•

continuation of the executive’s health and welfare benefits (reduced to the extent provided by any subsequent employer) for a period of three years (two years in the case of Messrs. Reidy and Sherman); and

•	outplacement services, subject to a limit on the cost to BD of $100,000.

“Cause” is generally defined as the willful and continued failure of the executive to substantially perform his duties, or illegal conduct or gross misconduct that is materially injurious to BD. “Good reason” is generally defined to include (i) any significant adverse change in the executive’s position or responsibilities, (ii) the failure of BD to pay any compensation called for by the agreement, or (iii) certain relocations of the executive.

Under the agreement (except for the agreement entered into with Mr. Reidy), if any payments or distributions made by BD to the executive as a result of a change of control would be subject to an excise tax imposed by the Internal Revenue Code, BD will make an additional tax reimbursement payment to the executive. As a result of this payment, the executive would retain the same amount, net of all taxes, that he would have retained had the excise tax not been triggered. This provision applies to any payments or distributions resulting from the change of control, including the accelerated vesting of equity awards discussed below. However, if such payments and distributions do not exceed 110% of the level that triggers the excise tax, they will be reduced to the extent necessary to avoid the excise tax.

The following table sets forth the estimated benefits each named executive officer listed below would receive under his agreement in the event he was terminated without “cause” or terminated his employment for “good reason” following a change of control. The table assumes a termination date of September 30, 2013. These estimates are based on salary rates in effect as of September 30, 2013, and use the fiscal year 2013 target PIP awards of the named executive officers as the Incentive Payment.

Name	Incentive Payment	Severance Payment	Additional Retirement Benefits	Health and Welfare Benefits	Outplacement Services	Tax Reimbursement	Total
Vincent A. Forlenza	$1,128,000	$6,204,000	$434,280	$40,500	$100,000	$6,987,356	$14,894,136
Christopher R. Reidy	122,610	1,595,220	92,250	27,000	100,000	0	1,937,080
William A. Kozy	770,000	4,410,000	308,700	40,500	100,000	3,635,697	9,264,897
Gary M. Cohen	484,560	3,270,780	3,140,091	40,500	100,000	4,074,826	11,110,757
Jeffrey S. Sherman	472,500	1,995,000	337,529	27,000	100,000	2,337,182	5,269,211

Accelerated vesting of equity compensation awards upon a change of control

Upon a change of control, as defined in our equity compensation plans, all unvested options and SARs become fully vested and exercisable, and all time-vested restricted stock units and Performance Units become fully vested and payable (with Performance Units being payable at their target amount). This accelerated vesting occurs with respect to all equity compensation awards granted by BD, not just those granted to executive officers. No termination of employment is required to trigger this acceleration.

The following table sets forth the value to the named executive officers listed below of the accelerated vesting of the unvested equity compensation awards they held at the end of fiscal year 2013, assuming a change of control of BD occurred on September 30, 2013. The BD common stock closing price of $100.02 on September 30, 2013 is used for purposes of these calculations.

Name	Time-vested restricted stock units	Performance Units	Options/ SARs	Total
Vincent A. Forlenza	$6,258,351	$8,746,649	$9,969,629	$24,974,629
William A. Kozy	4,798,059	4,210,042	4,738,088	13,746,189
Gary M. Cohen	3,142,929	2,604,821	2,618,909	8,366,659
Jeffrey S. Sherman	2,507,402	2,493,799	2,683,420	7,684,621

The value of unvested restricted stock units is calculated by multiplying the shares distributable by $100.02. The value of unvested options and SARs is calculated using the difference between the exercise price of each option or SAR and $100.62.

Equity Compensation Upon Termination of Employment

Upon a named executive officer’s termination due to retirement:

•	all unvested options and SARs held by the named executive officer become fully exercisable for their remaining term;

•	all time-vested restricted stock units held by the named executive officer vest at, or on the first anniversary of, retirement; and

•

all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.

Upon a named executive officer’s termination due to involuntary termination without cause:

•	the named executive officer is entitled to exercise his stock options and SARs for three months following termination, but only to the extent they were vested at the time of termination;

•	all TVUs held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed and all other time-vested restricted stock units fully vest; and

•

all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.

Upon a named executive officer’s termination due to death or disability:

•	all unvested options and SARs held by the named executive officer become fully exercisable for their remaining term;

•	all time-vested restricted stock units held by the named executive officer fully vest; and

•	all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payment would be based on award targets.

Proposal 2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“E&Y”) has been selected by the Audit Committee of the Board to audit the accounts of BD and its subsidiaries for the fiscal year ending September 30, 2014. A representative of E&Y is expected to attend the meeting to respond to appropriate questions and will have the opportunity to make a statement.

Listed below are the fees billed to BD by E&Y for services rendered during fiscal years 2013 and 2012:

	2013	2012
Audit Fees	$6,956,000	$7,370,000	“Audit Fees” include fees associated with the annual audit of BD’s consolidated financial statements, reviews of BD’s Quarterly Reports on Form 10-Q, registration statements filed with the SEC and statutory audits required internationally.

Audit Related Fees	$125,000	$391,000	“Audit Related Fees” consist of assurance and related services that are reasonably related to the performance of the audit or interim financial statement review and are not reported under Audit Fees. These services include benefit plan audits and other audit services requested by management, which are in addition to the scope of the financial statement audit.

Tax Fees	$367,000	$395,000	“Tax Fees” includes tax compliance, assistance with tax audits, tax advice and tax planning.

All Other Fees	$3,000	$3,000	“All Other Fees” includes various miscellaneous services.

Total	$7,451,000	$8,159,000

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is responsible for appointing BD’s independent auditors and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below. All of the services listed in the above table were approved pursuant to this policy.

Audit Services. Under the policy, the Audit Committee will appoint BD’s independent auditors each fiscal year and pre-approve the engagement of the independent auditors for the audit services to be provided.

Non-Audit Services. In accordance with the policy, the Audit Committee has established detailed pre-approved categories of non-audit services that may be performed by the independent auditors during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditors, subject to certain dollar limitations, and provided that the full Audit Committee is informed of each service. All other non-audit services are required to be pre-approved by the entire Audit Committee.

The Audit Committee believes that the provision of the non-audit services described above by E&Y is consistent with maintaining the independence of E&Y.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2. IF RATIFICATION IS WITHHELD, THE AUDIT COMMITTEE WILL RECONSIDER ITS SELECTION.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews BD’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of BD’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors these processes.

In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that BD’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by the applicable auditing standards.

In addition, the Committee discussed with the independent auditors the auditors’ independence from BD and its management, and the independent auditors provided to the Committee the written disclosures and the letter pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence. The Committee discussed with BD’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of BD’s internal controls, and the overall quality of BD’s financial reporting. Management has also reviewed with the Audit Committee its report on the effectiveness of BD’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on BD’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Basil L. Anderson, Chair

Catherine M. Burzik

Christopher Jones

Marshall O. Larsen

Gary A. Mecklenburg

James F. Orr

Rebecca W. Rimel

Bertram L. Scott

Proposal 3.	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 24 of this proxy statement describes BD’s executive compensation program and the compensation decisions made by the Compensation Committee and the Board of Directors with respect to our CEO and the other individuals named in the Summary Compensation Table on page 39 (who we refer to as the “named executive officers”). The Board of Directors is asking shareholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the shareholders of Becton, Dickinson and Company (“BD”) approve the compensation of the BD executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports BD’s business strategy and aligns the interests of our executives with those of our shareholders. At the same time, we believe our program does not encourage excessive risk-taking by management. We believe that the compensation actions taken for fiscal year 2013 appropriately reflected the performance of our named executive officers and BD during the year, and that payouts under our long-term incentive compensation demonstrate a high degree of alignment with BD’s performance against the targets set by our Compensation Committee.

For these reasons, the Board is asking shareholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our executive officers. BD holds an advisory vote to approve named executive officer compensation on an annual basis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

Proposal 4.	APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER BD’S 2004 EMPLOYEE AND DIRECTOR EQUITY-BASED COMPENSATION PLAN

BD is seeking shareholder approval of the material terms of performance goals under the 2004 Employee and Director Equity-Based Compensation Plan (the “2004 Plan”).

Background

Section 162(m) of the Internal Revenue Code limits the deductions a publicly-held company can claim for compensation in excess of $1 million paid in a given year to its CEO and its three other most highly-compensated executive officers (other than the chief financial officer) (these officers are generally referred to as the “covered employees”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap. Stock options and SARs generally qualify as performance-based compensation. Other awards that we grant may qualify as performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of the performance goals selected by the Compensation Committee. The Compensation Committee retains the discretion to set the level of performance for a given performance measure under a performance-based award. For such awards to qualify as performance-based compensation, among other things, BD’s shareholders must approve the material terms of the performance goals at least every five years.

Employees affected

The BD associates whose compensation would be subject to the performance goals are the members of the BD Leadership Team. The BD Leadership Team consists of 57 members of senior management, and includes the named executive officers (other than Messrs. Elkins and Upadhyay) listed in the Summary Compensation Table on page 39. Although federal tax laws only limit tax deductibility for compensation paid to the covered employees mentioned above, we may apply the performance goals to all members of the BD Leadership Team, so that, in the event any of them becomes a covered employee during the time that they hold an award, such award may be tax-deductible as performance-based compensation.

Performance goals

Performance-based awards (other than stock options and SARs) will, if the Compensation Committee intends any such award to qualify as performance-based compensation under Section 162(m), become earned and payable only if pre-established targets relating to one or more of the following performance measures are achieved during a performance period or periods, as determined by the Compensation Committee: (i) Return on Net Assets, (ii) Revenue Growth, (iii) Return on Common Equity, (iv) Total Shareholder Return, (v) Earnings Per Share, (vi) Net Revenue Per Employee, (vii) Market Share, (viii) Return on Invested Capital, or (ix) Net Income. Each of these performance measures is defined below.

“Return On Net Assets” for a period means net income less preferred stock dividends divided by the difference of average total assets less average non-debt liabilities, with average defined as the sum of assets or liabilities at the beginning and ending of the period divided by two.

“Revenue Growth” means the percentage change in revenue (as defined in Statement of Financial Accounting Concepts No. 6, published by the Financial Accounting Standards Board) from one period to another.

“Return On Common Equity” for a period means net income less preferred stock dividends divided by total shareholders’ equity, less amounts, if any, attributable to preferred stock.

“Total Shareholder Return” means the sum of the appreciation in BD’s stock price and dividends paid on the common stock of BD over a given period of time.

“Earnings Per Share” means earnings per share calculated in accordance with U.S. Generally Accepted Accounting Principles.

“Net Revenue Per Employee” in a period means net revenue divided by the average number of employees of BD, with average defined as the sum of the number of employees at the beginning and ending of the period divided by two.

“Market Share” means the percent of sales of the total available market in an industry, product line or product attained by BD or one of its business units during a time period.

“Return on Invested Capital” for a period means earnings before interest, taxes, depreciation and amortization divided by the difference of total assets less non-interest bearing current liabilities.

“Net Income” means net income calculated in accordance with U.S. Generally Accepted Accounting Principles.

Maximum award amounts

The maximum number of shares that may be earned by and payable to a member of the BD Leadership Team pursuant to a performance-based award (other than stock options or SARs) is 150,000 shares, subject to adjustment as discussed below. It is BD’s practice to grant performance-based awards to BD Leadership Team members only once per fiscal year.

Material terms of the plan

The following is a summary of the material features of the 2004 Plan. This summary is qualified in its entirety by the full text of the 2004 Plan.

Eligibility and Participation

Any employee of BD, including any officer or employee-director, is eligible to receive awards under the 2004 Plan. Additionally, any holder of an outstanding equity-based award issued by a company acquired by BD may be granted a Substitute Award under the 2004 Plan. BD had approximately 29,979 employees as of September 30, 2013. Non-management directors of BD are also eligible to participate in the 2004 Plan. There are currently 14 non-management members of the Board of Directors. No participant may receive stock options or SARs under the 2004 Plan in any calendar year relating to more than 250,000 shares of BD common stock, subject to adjustment as discussed below.

Administration of the 2004 Plan

The 2004 Plan is administered by the Compensation Committee. The Compensation Committee has the sole discretion to grant to eligible participants one or more equity awards and to determine the type, number or amount of any award to be granted. The Compensation Committee has, among other powers, the authority to interpret and construe any provision of the 2004 Plan, adopt rules and regulations for administering the 2004 Plan, perform other acts relating to the 2004 Plan, and delegate any administrative responsibilities under the 2004 Plan. Decisions of the Compensation Committee are final and binding on all parties.

Awards

General. Awards are granted for no cash consideration, or for minimal cash consideration if required by applicable law. Awards may provide that upon their exercise, the holder will receive cash, BD stock, other securities, other awards, other property or any combination thereof. Shares of stock deliverable under the 2004 Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

Exercise Price. Except in the case of Substitute Awards, the exercise price of any stock option or SAR, and the purchase price of any security that may be purchased under any other award, will not be less than 100% of the fair market value of the BD stock or other security on the date of grant. The Compensation Committee may not amend an award to reduce its exercise, grant or purchase price (a “repricing”), cancel an outstanding stock option or SAR and replace it with a new award with a lower exercise price (except for adjustments in connection with stock splits and other events, as described below), or exchange for cash any option or SAR whose exercise price is less than the then current BD stock price. The closing price of BD common stock on November 29, 2013 was $108.59.

Exercise of Award; Form of Consideration. The Compensation Committee determines the times at which options and other purchase rights may be exercised, and the methods by which payment of the purchase price may be made. No loans are extended by BD to any participant in connection with the exercise of an award (although BD is permitted to maintain a broker-assisted “cashless exercise” programs for stock options).

Stock Options and Stock Appreciation Rights. The term of stock options and SARs granted under the 2004 Plan is established by the Compensation Committee, but may not exceed ten years. The Compensation Committee may impose a vesting schedule on stock options and SARs. Unless otherwise provided by the Compensation Committee, employee stock options and SARs:

•

are exercisable for three months following voluntary termination of employment or involuntary termination of employment without cause, to the extent such awards were exercisable at the time of termination;

•	become fully vested upon retirement, death and disability, and otherwise remain in effect in accordance with their terms; and

•	otherwise lapse upon termination of employment.

Stock options granted under the 2004 Plan may be “incentive stock options” (“ISOs”), which afford certain favorable tax treatment for the holder, or “nonqualified stock options” (“NQSOs”). See “Tax Matters” below.

Restricted Stock and Restricted Stock Units. The Compensation Committee may impose restrictions on restricted stock and restricted stock units, in its discretion. Upon death, disability or retirement, all restrictions on restricted stock and restricted stock units will no longer apply, and upon an involuntary termination without cause, participants vest in a pro rata portion of their award. In all other cases of termination of employment during the restriction period, restricted stock and restricted stock units will be forfeited.

Performance Units. Performance units vest upon the attainment of performance goals established by the Compensation Committee. The Compensation Committee establishes the performance criteria, the length of the performance period and the form and time of payment of the award. Upon retirement, certain disabilities or involuntary termination without cause during the performance period, a holder of performance units will receive a pro rata portion of the amount otherwise payable under the award. In the event of voluntary termination or termination for cause, performance units will be forfeited. In other cases of termination of employment during the performance period, the rights of the holder will be as determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee may grant and establish the terms and conditions of other stock-based awards, such as dividend equivalent rights.

Certain Adjustments. If a recapitalization, stock split or other event described in Section 5(e) of the 2004 Plan affects the BD common stock in a way that an adjustment is required to preserve the value of outstanding awards and prevent dilution or enlargement of the benefits intended to be made available under the 2004 Plan, the Compensation Committee will adjust, as it determines equitable: (i) the number and type of shares (or other securities or property) available for awards, (ii) the number and type of shares (or other securities or property) subject to outstanding awards, and (iii) the grant, purchase or exercise price of any award. The Compensation Committee may not take any other action to reduce the exercise, grant or purchase price of any award as established at the time of grant.

Transferability. Awards granted under the 2004 Plan are not transferable other than by will or the laws of descent and distribution, except as otherwise provided by the Compensation Committee. However, in no event may an award be transferred by a participant for value. Except to the extent a transfer is permitted, an award is exercisable during a participant’s lifetime only by the participant or by the participant’s guardian or legal representative.

Deferral

Eligible recipients of certain awards have the right to defer the receipt of any or all of the shares deliverable upon settlement of an award in accordance with the terms and conditions of BD’s deferral plans described previously in this proxy statement.

Change in Control

Unless otherwise specified by the Compensation Committee, upon a “change in control” (as defined in the 2004 Plan), all awards issued under the 2004 Plan will become fully vested and exercisable, and any restrictions applicable to any award will lapse.

Amendment and Termination

The Board of Directors may amend, discontinue or terminate the 2004 Plan or any portion of the 2004 Plan at any time. Shareholder approval may be required by New York Stock Exchange, tax or regulatory requirements for certain amendments. Participant approval must also be obtained for any amendment that would adversely affect the rights of such participant under any award previously granted under the 2004 Plan.

New Plan Benefits

The issuance of any awards under the 2004 Plan is discretionary. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future. The table below sets forth awards that were provided under the 2004 Plan during the 2013 fiscal year. Mr. Reidy joined BD in July 2013 and did not receive any awards under the 2004 Plan during the 2013 fiscal year. More information on the awards made during the 2013 fiscal year to the named executive officers appears in the “Grants of Plan-Based Awards in Fiscal Year 2013” table on page 42.

Becton, Dickinson and Company

2004 Employee and Director Equity-Based Compensation Plan

	Stock Appreciation	Performance	Time-Vested
Name and Position	Rights	Units	Units
Vincent A. Forlenza Chairman, Chief Executive Officer and President	202,758	34,766	17,758
William A. Kozy Executive Vice President and Chief Operating Officer	99,530	17,066	8,717
Gary M. Cohen Executive Vice President	32,441	5,563	2,841
Jeffrey S. Sherman Senior Vice President and General Counsel	48,727	8,355	4,268
Suketu Upadhyay Former Acting Chief Financial Officer	12,976	2,225	1,137

All current executive officers as a group	491,323	84,246	48,404

All current non-employee directors as a group	0	0	28,109

All employees other than executive officers, as a group	1,032,992	177,123	1,133,172

Tax Matters

The following is a brief summary of the principal income tax consequences under current federal income tax laws relating to awards under the 2004 Plan. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or foreign income and other tax consequences.

Non-Qualified Stock Options and Stock Appreciation Rights. An optionee or SAR recipient will not recognize any taxable income upon the grant of an NQSO or SAR and BD will not be entitled to a tax deduction with respect to the grant of an NQSO or SAR. Upon exercise of an NQSO or SAR, the excess of the fair market value of the underlying shares of BD common stock on the exercise date over the exercise price will be taxable as compensation income to the grantee and will be subject to applicable withholding taxes. BD will generally be entitled to a tax deduction at such time in the amount of such compensation income. The grantee’s tax basis for the shares received pursuant to the exercise of an NQSO or SAR will equal the sum of the compensation income recognized and the exercise price. In the event of a sale of shares received upon the exercise of an NQSO or SAR, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such shares is more than one year.

Incentive Stock Options. An optionee will not recognize any taxable income at the time of grant or exercise of an ISO while an employee (or within three months after termination of employment), and BD will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to BD, if the ISO is not exercised while the optionee is employed by BD or within three months after termination of employment, or if the optionee subsequently engages in a “disqualifying disposition,” as described below. Also, the excess of the fair market value of the underlying shares on the date of exercise over the exercise price will be an item of income for purposes of the optionee’s alternative minimum tax. A sale or exchange by an optionee of shares acquired upon the exercise of an ISO more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the ISO will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of the ISO shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the ISO and (b) the amount realized on such disqualifying disposition of the shares, over (ii) the option exercise price of such shares, will be ordinary income to the optionee, and BD will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by BD.

Restricted Stock. A grantee will not recognize any income upon the receipt of restricted stock, unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If restricted stock for which a Section 83(b) election has been made is subsequently forfeited, the holder will not be able to recover any taxes that were paid as a result of such election. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock is subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, BD generally will be entitled to a deduction in the same amount. Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder’s basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

Restricted Stock Units and Performance Units. The grant of restricted stock units or performance units will not result in income for the grantee or in a tax deduction for BD. Upon the settlement of such an Award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and BD generally will be entitled to a tax deduction in the same amount.

To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein.

Equity Compensation Plan Information

The following table provides certain information as of September 30, 2013 regarding BD’s equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights(1)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	13,541,144	(2)		$72.38	9,960,371	(3)
Equity compensation plans not approved by security holders	1,563,607	(4)	$	n/a	0	(5)

Total	15,104,751			$72.38	9,960,371

(1)	Shares issuable pursuant to outstanding awards of Performance Units and other restricted stock units under the 2004 Plan and BD’s Stock Award Plan, as well as shares issuable under BD’s 1996 Directors’ Deferral Plan (the “Directors’ Deferral Plan”), Deferred Compensation and Retirement Benefit Restoration Plan (the “Restoration Plan”) and Global Share Investment Program (“GSIP”), are not included in the calculation of weighted-average exercise price, as there is no exercise price for these shares.

(2)	Includes (i) 9,029,318 shares issuable under outstanding stock options and SARs, (ii) 1,650,890 shares issuable under Performance Unit awards (assuming maximum payout) and 2,787,464 shares issuable under TVU awards granted under the 2004 Plan, and (iii) 73,472 shares issuable under restricted stock unit awards granted under the Stock Award Plan. The weighted average remaining term of the outstanding options and SARs is 6.11 years.

(3)	Represents shares available for issuance under the 2004 Plan and includes 4,141,822 shares available for “full share” awards, assuming maximum payout of outstanding Performance Units.

(4)	Includes 4,320 shares issuable pursuant to outstanding stock options granted under BD’s Non-Employee Directors 2000 Stock Option Plan (the “Directors Stock Option Plan”). Also includes 103,637 shares issuable under the Directors’ Deferral Plan, 400,596 shares issuable under the Restoration Plan, and 1,059,374 shares issuable under the GSIP.

(5)	Not shown are shares issuable under the Directors’ Deferral Plan, the Restoration Plan or the GSIP. There are no limits on the number of shares issuable under these plans, and the number of shares that may become issuable will depend on future elections made by plan participants.

Deferred Compensation and Retirement Benefit Restoration Plan. Information regarding the Restoration Plan can be found beginning on page 49 of this proxy statement. The shares held in the plan as of September 30, 2013 include 69,358 shares acquired by participants through cash deferrals and 331,238 shares deferred under participants’ equity compensation awards. In the event a participant elects to have cash compensation deferred in a BD common stock account, the participant’s account is credited with a number of shares based on the prevailing market price of the BD common stock. The cash deferred by the participant is used to purchase the shares of BD common stock on the open market, which are then held in a trust. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the BD common stock.

Global Share Investment Program. BD maintains a GSIP for its non-U.S. associates in certain jurisdictions outside of the United States. The purpose of the GSIP is to provide non-U.S. associates with a means of saving on a regular and long-term basis and acquiring a beneficial interest in BD common stock. Participants may contribute a portion of their base pay, through payroll deductions, to the GSIP for their account. BD provides matching funds of up to 3% of a participant’s base pay through contributions to the participant’s plan account. Contributions to the GSIP are used to purchase shares of BD common stock on the open market, which are then held in a trust.

A participant may withdraw the vested portion of the participant’s account, although such withdrawals must be in the form of a cash payment if the participant is employed by BD at the time of withdrawal. Following termination of service, withdrawals will be paid in either cash or shares, at the election of the participant.

Non-Employee Directors 2000 Stock Option Plan. Non-management directors formerly received grants of nonqualified stock options under the Directors Stock Option Plan, which provided for the granting of nonqualified stock options at each Annual Meeting of Shareholders to the non-management directors elected at or continuing to serve after such meeting. Options are no longer granted under the Directors Stock Option Plan. The exercise price of stock options granted under the Directors Stock Option Plan was the fair market value of the BD common stock on the date of grant. Each option granted under the Directors Stock Option Plan has a term of 10 years from its date of grant. The options granted under the Directors Stock Option Plan have vesting periods of three to four years, depending on the year of grant.

1996 Directors’ Deferral Plan. The Directors’ Deferral Plan allows non-management directors to defer receipt, in an unfunded cash account or a BD common stock account, of all or part of their annual retainer and other cash fees. In the event a director elects to have fees deferred in a BD common stock account, the director’s account is credited with a number of shares based on the market price of the BD common stock on the due date of such payment. The cash fees deferred by the director are used to purchase the shares of BD common stock on the open market, which are then held in a trust. Directors may also defer receipt of the shares underlying their restricted stock unit awards, which are otherwise distributable when they leave the Board. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the BD common stock. Participants may elect to have amounts held in a cash account converted into a BD common stock account. The Directors’ Deferral Plan is not qualified, and participants have an unsecured contractual commitment of BD to pay the amounts due under the Directors’ Deferral Plan. When such payments are due, the cash and/or common stock will be distributed from BD’s general assets.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

Proposal 5.	APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER BD’S PERFORMANCE INCENTIVE PLAN

BD is seeking shareholder approval of the material terms of performance goals under the Performance Incentive Plan (referred to as the “PIP”).

Background

As discussed in Proposal 4, Section 162(m) of the Internal Revenue Code limits the deductions that may be claimed for certain compensation unless it qualifies as performance-based compensation. Awards under the PIP (referred to as “Awards”) generally qualify as performance-based compensation since the payment of the Award is subject to the achievement during a performance period of the performance goals selected by the Compensation Committee. The Compensation Committee retains the discretion to set the level of performance for a given performance measure under the PIP. As discussed in Proposal 4, for Awards to qualify as performance-based compensation, among other things, BD’s shareholders must approve the material terms of the performance goals at least every five years.

Employees affected

See Proposal 4 for a discussion of which BD associates have compensation that would be subject to the performance goals. Proposal 4 discusses which BD associates would be subject to the Section 162(m) limits on tax deductions, as well as our discretion to subject the compensation of any member of BD Leadership Team to the performance goals.

Performance goals

Awards will, if the Compensation Committee intends any such Award to qualify as performance-based compensation under Section 162(m), become earned and payable only if pre-established targets relating to one or more of the following performance measures are achieved during a performance period or periods, as determined by the Compensation Committee: (i) Return on Net Assets, (ii) Revenue Growth, (iii) Return on Common Equity, (iv) Total Shareholder Return, (v) Earnings Per Share, (vi) Net Revenue Per Employee, (vii) Market Share, (viii) Return on Invested Capital, or (ix) Net Income, each of which is defined in Proposal 4.

Maximum award amounts

The maximum Award that may be earned by and payable to a member of the BD Leadership Team with respect to a fiscal year is $3,000,000.

Other material terms of the PIP

Types of Awards. The PIP authorizes the payment of lump sum cash incentive payments to eligible employees of BD and its subsidiaries.

Eligibility. Exempt employees of BD and its subsidiaries at certain management levels or with certain responsibilities (referred to herein as “Eligible Employees”) are eligible to participate in the PIP. Persons promoted or newly hired to an eligible position may be considered for a pro rata Award. Non-management directors are not eligible to participate in the PIP.

Awards to the CEO are approved by the Board of Directors. Awards to BD’s other executive officers are approved by the Compensation Committee. All other Awards are made at the discretion of the Performance Incentive Committee (discussed below). In addition, the total Awards paid to BD’s executive officers for any fiscal year may not, barring special circumstances, as determined by the Compensation Committee, exceed 3% of BD’s reported after-tax net income for such fiscal year. As of September 30, 2013, 3,972 persons were eligible to participate in the PIP.

Administration. In general, the PIP is administered by the Performance Incentive Committee, which consists of at least three BD associates, including the CEO and other senior executives designated by the CEO. With respect to participation in the PIP by executive officers, however, the PIP is administered by the Compensation Committee and the Board.

Terms of Awards. Awards under the PIP are expressed as a percentage of an Eligible Employee’s base salary. Target award amounts range from 10% to 120% of an Eligible Employee’s base salary. Awards become payable following the close of the fiscal year for which they are awarded.

Awards are tied to BD’s overall performance, as well as the performance of the Eligible Employee and, for certain associates, of his or her business unit, region or country, or function. Accordingly, an Eligible Employee may receive less or more than the Eligible Employee’s target incentive payment. Each fiscal year, the Compensation Committee establishes performance objectives for BD under the PIP, while the Performance Incentive Committee sets certain financial and operational objectives for each business unit, region or country, and function. Awards are made from a pool that is funded based in part on BD’s performance against the BD performance target or targets established by the Compensation Committee.

After the funding level for the Award pool has been established, the Performance Incentive Committee determines performance ratings for each business unit, region or country, and function. These performance ratings determine the amount of the overall Award pool that will be allocated for the payment of Awards to Eligible Employees within those units, regions, countries or functions.

Termination of Employment. Upon termination of employment due to death, disability or retirement during a fiscal year, an Eligible Employee will be eligible to receive an Award with respect to the portion of the fiscal year that the person was employed with BD.

Term of the PIP. The PIP has no termination date, and will remain in effect until terminated by the Board of Directors.

Withholding. All payments of cash under the PIP will be subject to withholding of all applicable federal, state, local or other taxes, as determined by BD.

Amendment or Termination. The PIP may be amended or terminated by the Board of Directors at any time, without a vote of security holders. Such amendments may increase the cost of the PIP to BD or alter the allocation of the benefits under the PIP as between the Eligible Employees. No such amendment, however, may increase the amount of an Award to a senior executive that is intended to qualify as qualified performance-based compensation.

New PIP Benefits. Future grants of Awards that may be made to Eligible Employees are discretionary, as described above, and, therefore, are not determinable at this time. The following table reflects the Awards that were granted under the PIP for fiscal 2013.

Name and Position	Award
Vincent A. Forlenza Chairman, Chief Executive Officer and President	1,225,000
Christopher R. Reidy Executive Vice President of Administration and Chief Financial Officer	131,192
William A. Kozy Executive Vice President and Chief Operating Officer	865,095
Gary M. Cohen Executive Vice President	466,631
Jeffrey S. Sherman Senior Vice President and General Counsel	530,854

All executive officers as a group	5,084,387

All employees other than executive officers, as a group	93,279,270

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 5.

Proposal 6.	SHAREHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIR

Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY, has given notice that he intends to present for action at the annual meeting the following stockholder proposal. Information regarding Mr. Steiner’s share ownership in BD will be provided to shareholders upon request.

Proposal 6—Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director. An independent director is a director who has not served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings. To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at three major U.S. companies in 2012 including 55%-support at Sempra Energy.

This proposal should also be more favorably evaluated due to the deficiencies in our company’s corporate governance as reported in 2013:

GMI Ratings, an independent investment research firm rated our company F in executive pay and D in governance. Our company was negatively flagged by GMI for related party transactions, overboarded directors, overboarded audit committee members and potential dilution of greater than 10% in traded shares. Henry Becton, our Lead Director, was inside-related and had 26-years tenure—two big independence concerns. Adel Mahmoud and Rebecca Rimel should be ashamed of each owning less than 150 shares.

According to GMI our CEO had the potential for an excessive golden parachute and our company paid long-term incentives to our CEO for underperformance. There was no executive incentive pay linked to sustainability performance.

On governance matters our management had the unilateral right to amend the charter and bylaws without shareholder approval. We had no right to act by written consent or shareholder right to call a special meeting by 10% shareholders. We had no confidential voting and no cumulative voting.

There was no environmental management system for some or all of our operations. BDX was subject to fine, settlement or conviction or investigation for engaging in anti-competitive behavior such as price fixing, bid rigging or monopolistic practices in the last 2 years. BDX had higher accounting and governance risk than 89% of companies. BDX had not implemented OSHAS 18001 as its occupational health and safety management system.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman—Proposal 6

* * *

BOARD OF DIRECTORS’ RESPONSE

The Board of Directors recommends a vote AGAINST Proposal 6 for the following reasons.

The Board has in-depth knowledge of BD’s strategic goals, the opportunities and challenges facing the company, its culture, and the capabilities of senior management. As such, the Board is uniquely positioned to determine what the most effective Board leadership structure for BD is at any given time. Accordingly, rather than adopting a “one-size-fits-all” checklist approach to corporate governance, the Board believes it is important that it have the flexibility to determine who should serve in the roles of Chairman and CEO, and whether these roles should be combined.

Our Corporate Governance Principles leave it to the Board to decide what Board leadership structure best serves BD and its shareholders. At the present time, the Board believes that the most effective leadership structure for BD is for our CEO to also serve as Chairman. This combined role allows one person to speak for and lead the company and Board, creates clear lines of authority and accountability, and provides the necessary leadership to execute BD’s strategy. Mr. Forlenza’s over 30 years of experience at BD and knowledge of its complex businesses, along with his extensive industry expertise, also make him uniquely qualified to lead the Board on the most important issues facing the company.

At the same time, the Board recognizes the need to have effective, independent Board oversight of management. To that end, the Board appoints a Lead Director from among the independent directors whenever the Chairman is not independent. The Lead Director, among other things, chairs meetings of the non-management directors, has the authority to call meetings of the non-management directors, serves as a liaison between the Chairman and the non-management directors, and approves meeting agendas and schedules and information sent to the Board. We believe this Lead Director role provides effective independent Board oversight of management and coordination between the Chairman and the rest of the Board. A full list of the Lead Director’s authority and responsibilities can be found on page 16 of this proxy statement.

Other aspects of BD’s governance practices also enable effective independent oversight of management. The Board is composed of 15 members, all of whom, other than Mr. Forlenza, are independent. In addition, all members of the Board’s operating committees are independent, which allows for independent oversight of such important matters as the integrity of BD’s financial statements, legal compliance, risk management and executive compensation. Also, the CEO’s performance is evaluated on an annual basis by the independent directors. The Board and each of its operating committees also meet regularly in executive session without management present, have unlimited access to other members of management and have the authority to retain independent outside advisors to the extent they deem appropriate.

Based on the foregoing, we believe there are clear advantages to maintaining a flexible, tailored approach to determining BD’s Board leadership structure, and that adopting a policy that requires an independent Chairman is not in the best interests of BD and its shareholders.

Also, while the Board takes issue with a number of claims in the proponent’s supporting statement, we want to address two that we find particularly egregious. First, the proponent misrepresents the equity interests of two of our directors because he fails to include the restricted stock units these directors hold. The value of these units is tied directly to the BD stock price, but, unlike shares of stock, cannot be transferred. In addition, embedded in BD’s corporate culture is a strong commitment to corporate responsibility and legal compliance, and BD has not been subject to any fine, settlement or conviction, or, to our knowledge, investigation by any governmental body for anti-competitive behavior in the last two years.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 6.

SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2015 ANNUAL MEETING

Any proposal that a shareholder wishes to submit for inclusion in BD’s proxy materials for the 2015 Annual Meeting pursuant to SEC Rule 14a-8 must be received by BD not later than August 22, 2014. Notice of any other proposal or director nomination that a shareholder wishes to submit for consideration at the 2015 Annual Meeting pursuant to BD’s By-Laws must be delivered to BD not earlier than September 30, 2014 and not later than October 30, 2014. Such other proposal or director nomination also must satisfy the information and other requirements specified in BD’s By-Laws, which are available on BD’s website at www.bd.com/investors/ corporate_governance/. Any shareholder proposal or director nomination submitted to BD in connection with the 2015 Annual Meeting should be addressed to: Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Presented below are certain financial measures that are non-GAAP measures, within the meaning of the rules of the SEC. These non-GAAP measures are intended to provide investors with additional information to analyze BD’s performance for the 2013 fiscal year and assess our incentive compensation plans. Non-GAAP measures should not be considered in isolation and are not in accordance with, or a substitute for, GAAP measures. Our non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

	Twelve Months Ended September 30,		% Change
	2013	2012	Reported	FXN	FX Impact
Total Revenues	$8,054	$7,708	4.5	5.4	(0.9)

	Twelve Months Ended September 30,
	2013	2012
Reported Diluted Earnings per Share from Continuing Operations	$4.67	$5.30

Charge associated with the pending litigation settlement related to indirect purchaser antitrust class action cases ($22 million or $14 million after-tax)	0.07	0.00
Charge associated with the unfavorable verdict returned in the lawsuit filed by RTI ($341 million or $211 million after-tax)	1.06	0.00
Non-cash pension settlement charges associated with lump sum benefit payments made primarily from the Company’s U.S. supplemental pension plan, as such payments exceeded the service and interest components of the plan’s pension cost in each year. The charges also included settlement losses associated with certain foreign pension plans. ($6 million or $4 million after-tax and $20 million or $13 million after-tax, respectively)	0.02	0.06

Adjusted Diluted Earnings per Share from Continuing Operations	$5.81	$5.37

Medical device excise tax which went into effect in January 2013 under the U.S. Patient Protection and Affordable Care Act ($40 million or $26 million after-tax)	0.13	0.00

Adjusted Diluted Earnings per Share from Continuing Operations without Medical Device Excise Tax	$5.95	$5.37

	Twelve Months Ended September 30, 2013
	Earnings per Share	Revenues	Free cash flow as % of sales
Reported performance	$4.67	$8,054	14.0%

Charge associated with the pending litigation settlement related to indirect purchaser antitrust class action cases	0.07
Charge associated with the unfavorable verdict returned in the antitrust and false advertising lawsuit filed against the Company by RTI	1.06
Non-cash pension settlement charges associated with lump sum benefit payments made primarily from the Company’s U.S. supplemental pension plan, as such payments exceeded the service and interest components of the plan’s pension cost in each year. The charges also included settlement losses associated with certain foreign pension plans	0.02
Impact of acquisitions	0.02	(2)	0.1%
Impact of currency fluctuations versus the budget	(0.10)	(23)
Unbudgeted depreciation and amortization expense			(0.8%)
Timing of certain tax payments			(0.6%)

Adjusted performance	$5.73	$8,029	12.7%

2011-2013 Performance
Average Revenue Growth
Reported	4.2%

Impact of acquisitions	(0.5%)

Adjusted	3.7%

	2013 PIP targets
	EPS	Revenues
Reported growth	4.5%	2.8%
Budgeted impact of currency translation	2.9%	1.2%

	7.4%
Budgeted impact of medical device tax	2.8%

Adjusted growth	10.2%	4.0%

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
Vote by Internet
• Go to www.investorvote.com/BDX. • Or scan the QR code with your smartphone. • Follow the steps outlined on the secure website.
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VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Voting instructions submitted by GSIP participants must be received by 12:00

p.m., EST, on January 22, 2014. Voting instructions submitted by all other BD plan participants must be received by 12:00 p.m., EST, on January 24, 2014.

All proxies submitted by record holders through the Internet or telephone must be received by 11:00 a.m., EST, on January 28, 2014.

▼ IF YOU DO NOT VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed; FOR Proposals 2, 3, 4 and 5; and AGAINST Proposal 6.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Basil L. Anderson	☐	☐	☐	06 - Claire M. Fraser	☐	☐	☐	11 - Willard J. Overlock, Jr.	☐	☐	☐

02 - Henry P. Becton, Jr.	☐	☐	☐	07 - Christopher Jones	☐	☐	☐	12 - Rebecca W. Rimel	☐	☐	☐

03 - Catherine M. Burzik	☐	☐	☐	08 - Marshall O. Larsen	☐	☐	☐	13 - Bertram L. Scott	☐	☐	☐

04 - Edward F. DeGraan	☐	☐	☐	09 - Gary A. Mecklenburg	☐	☐	☐	14 - Alfred Sommer	☐	☐	☐

05 - Vincent A. Forlenza	☐	☐	☐	10 - James F. Orr	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of selection of independent registered public accounting firm.	☐	☐	☐	4. Approval of material terms of goals under BD’s 2004 Employee and Director Equity-Based Compensation Plan.	☐	☐	☐

3. Advisory vote to approve named executive officer compensation.	☐	☐	☐	5. Approval of material terms of performance goals under BD’s Performance Incentive Plan.	☐	☐	☐

				6. Shareholder proposal regarding independent Board Chair.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian, or other representative capacity, please give full title.

Date (mm/dd/yyyy) — Please print date	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

01QOTD

Dear Shareholder/Plan Participant:

Becton, Dickinson and Company (BD) encourages you to take advantage of convenient ways by which you can vote or direct the voting of your shares. You can vote your shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the proxies named on the below proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote your shares by telephone or through the Internet, there is no need to mail back your proxy/voting instruction card. To vote your shares electronically, please have this voting form in hand and follow the instructions outlined on the reverse side.

Your vote is important. Thank you for voting.

▼ IF YOU DO NOT VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy / Voting Instruction Card — BECTON, DICKINSON AND COMPANY	+

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting on January 28, 2014

The undersigned hereby appoints Vincent A. Forlenza, Christopher R. Reidy, Jeffrey S. Sherman and Gary DeFazio, and any of them, with full power of substitution, proxies to attend the Annual Meeting of Shareholders of the Company to be held at 1:00 p.m. EST on Tuesday, January 28, 2014 at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York, and any adjournment thereof, and to vote all shares of the common stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting. This does not apply to shares held through the Company plans, which are addressed below.

Where no choice is made on the reverse side of this form, the proxies will vote FOR all Director nominees; FOR Proposals 2, 3, 4 and 5; and AGAINST Proposal 6.

For plan participants. This card constitutes voting instructions to the respective trustees for any shares of common stock allocated to the undersigned under the Company’s 1996 Directors’ Deferral Plan (“DDP”), the Company’s Deferred Compensation and Retirement Benefit Restoration Plan (“DCP”) and, when so provided, the Global Share Investment Program (“GSIP”), and also constitutes voting instructions to the trustees for a proportionate number of shares of common stock in the DDP, DCP and GSIP for which voting instructions have not been received. If you have been allocated shares of common stock through the Company’s Savings Incentive Plan (“SIP”), you are considered a named fiduciary. As a named fiduciary, you may use this card to instruct the trustee how to vote those shares. Shares for which no voting instructions have been received by the SIP trustee will be voted in the same proportion as those shares for which timely instructions have been received.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. If you do not vote by telephone or over the Internet, please sign and return this card using the enclosed envelope.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting (for record holders only).	☐

¢	IF VOTING BY MAIL, COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+